EXHIBIT 10.1

EXECUTION COPY

PACIFIC MERCANTILE BANCORP

STOCK PURCHASE AGREEMENT

SERIES B CONVERTIBLE 8.4% NONCUMULATIVE PREFERRED STOCK

DATED AS OF AUGUST 26, 2011

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4.23	Properties	27
4.24	Accounting Records; Data Processing	28
4.25	Insurance	28
4.26	Intellectual Property	29
4.27	Brokered Deposits	29
4.28	Brokers	29
4.29	Risk Management Instruments, Derivatives and Equity Securities	29
4.30	Confidentiality	30
4.31	Exchange Act Registration, NASDAQ	30
4.32	Mortgage Banking Business	30
4.33	S-3 Eligibility	31
4.34	Application of Takeover Protections; Rights Agreement	31
4.35	No General Solicitation; Placement Agent’s Fees	32
4.36	No Integrated Offering	32
4.37	Transfer Taxes	32
4.38	U.S. Real Property Holding Corporation	32
4.39	Off Balance Sheet Arrangements	32
4.40	Manipulation of Price	32
4.41	Acknowledgement Regarding Purchaser’s Trading Activity	33

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASERS

5.1	Authorization; Corporate/Limited Liability Company/Partnership Power	33
5.2	Agreement Not in Contravention; Consents	34
5.3	Purchase for Own Account	34
5.4	Disclosure of Information	34
5.5	Investment Experience	35
5.6	Accredited Purchaser Status	35
5.7	Restricted Securities	35
5.8	Residence	35
5.9	Brokers’ and Finders’ Fees	36

ARTICLE VI
SIGNING AND CLOSING CONDITIONS

6.1	Conditions to the Parties’ Obligations to Sign and Close	36

ARTICLE VII
INDEMNIFICATION

7.1	Indemnification by the Company	38
7.2	Maximum Liability of the Company	39
7.3	Time Limits on Indemnification	39
7.4	Procedures for Indemnification	39
7.5	Other Provisions Applicable to Indemnification Claims	40
7.6	Exclusivity	41

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ARTICLE VIII
ADDITIONAL AGREEMENTS OF THE PARTIES

8.1	Legends	41
8.2	Securities Laws Disclosure	43
8.3	Material Non-Public Information	43
8.4	Reporting Status	44
8.5	Blue Sky Laws	45
8.6	Certificates of Determination	45
8.7	Use of Proceeds	45
8.8	Register	45
8.9	Fees	45
8.10	Conduct of Business	45
8.11	Transfer Agent Instructions	46
8.12	Listing	46
8.13	Additional Registration Statements	46
8.14	Variable Securities	47
8.15	Issuance of Parity Securities	47

ARTICLE IX
TERMINATION

9.1	Termination	47
9.2	Effect of Termination	47

ARTICLE X
MISCELLANEOUS

10.1	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	47
10.2	Specific Performance	48
10.3	Press Releases	48
10.4	Notices	48
10.5	Entire Agreement	49
10.6	No Assignment; Successors and Assigns	49
10.7	Waiver and Amendment	49
10.8	Headings	50
10.9	Severability	50
10.10	Counterparts	50

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of August 26, 2011 among PACIFIC MERCANTILE BANCORP, a California corporation (the “Company”), and the purchasers identified on Exhibit A hereto (each, a “Purchaser” and collectively, the “Purchasers”). The Purchasers and the Company are collectively referred to herein as the “Parties” and each may be individually referred to herein as a “Party.” Certain terms with initial capital letters in this Agreement are defined in Article I hereof.

RECITALS

A. The Company is a bank holding company, registered as such under the BHCA and is the record and beneficial owner of 100 percent of the issued and outstanding capital stock of Pacific Mercantile Bank, a California banking corporation (the “Bank”).

B. The Company has authorized the creation and issuance of two new series of preferred stock, one series of 190,000 shares designated as its “Series B-1 Convertible 8.4% Noncumulative Preferred Stock” (the “Series B-1 Preferred Stock” or “Series B-1 Shares”), and the second series of 110,000 shares designated as its “Series B-2 Convertible 8.4% Noncumulative Preferred Stock” (the “Series B-2 Preferred Stock” or “Series B-2 Shares”), each series with the rights, preferences and privileges set forth in the Series B Preferred Stock Certificate of Determination which has been filed with the California Secretary of State in the form of Exhibit B hereto (the “Series B Certificate of Determination”). The Series B-1 Shares and the Series B-2 Shares shall be jointly referred to herein as the “Series B Shares.” The Series B-1 Preferred Stock and the Series B-2 Preferred Stock shall be jointly referred to herein as the “Series B Preferred Stock.”

C. The Company desires to sell to each Purchaser, and each Purchaser desires to purchase from the Company, severally and not jointly, the number of Series B Shares set forth opposite such Purchaser’s name on Exhibit A hereto for a cash price of $100.00 per Series B Share (the “Purchase Price”) and on the term and conditions set forth hereinafter in this Agreement;

D. The aggregate amount of the Series B Shares being sold to the Purchasers pursuant to this Agreement is One Hundred Twelve Thousand (112,000) Series B Shares (the “Purchased Shares”) for an aggregate Purchase Price of $11.2 million; and

E. The sale and purchase of the Purchased Shares is exempt from the registration and prospectus delivery requirements of the Securities Act.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and other agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. When used in this Agreement, each of the following terms shall have the following meaning unless the context otherwise requires:

“2010 10-K” shall have the meaning ascribed to such term in Section 4.1(b).

“Additional Series B Stock Purchase Agreement” means the agreement attached hereto as Exhibit G.

“ALLL” shall have the meaning ascribed to such term in Section 4.22(c).

“Affiliate” means an “affiliate” or “associate”, as defined under SEC Rule 405.

“Affiliated Group” shall have the meaning ascribed to such term in Section 4.16(a)(i).

“Agent” shall have the meaning ascribed to such term in Section 4.36.

“Agreement” means this Stock Purchase Agreement, including all Exhibits and Schedules hereto, as the same may be hereafter amended.

“Applicable Law” shall mean any domestic or foreign, federal, state or local, statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to the Company or the Bank or their respective properties or assets.

“Bank” shall have the meaning ascribed to such term in Recital A.

“Bank Secrecy Act” means the Currency and Foreign Transaction Reporting Act (31 U.S.C. Section 5311 et seq.), as amended.

“Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA under which any current or former director, officer, employee or consultant of the Company or the Bank is a participant or is eligible to receive any benefits, including incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies or programs.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in California are authorized or required by law to close.

“CEO” shall have the meaning ascribed to such term in Section 4.9(e).

“CFO” shall have the meaning ascribed to such term in Section 4.9(e).

“California Secretary” means the Office of the Secretary of State of the State of California.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601 et seq., as amended or recodified.

“CGCL” means the California General Corporations Law, as in effect on the date hereof and as may be amended hereafter.

“Change in Control Arrangements” means all plans, contracts, programs, agreements, policies and other arrangements (whether written or unwritten) which provide for (i) the making of any material payment (including, without limitation, any severance, unemployment compensation, parachute) payment to, (ii) any material increase in the compensation or benefits otherwise payable to, or (iii) the acceleration of the time of payment or vesting of any material compensation or material benefits of, any of the current or former directors, officers, employees or consultants of the Company or the Bank on or by reason of the consummation of any transaction or series of related transactions with any person that would result in (A) the persons who were the holders of all of the outstanding voting shares of the Company or the Bank immediately prior to the consummation of such transaction ceasing to own at least fifty-one percent (51%) of the shares of voting stock of the Company or the Bank (as the case may be), or (B) all or substantially all of the assets of the Company or the Bank being sold or otherwise transferred to another person (other than a person that, immediately prior to the consummation of such sale or other transfer of assets, was an Affiliate of the Company or the Bank).

“Claims Notice” shall have the meaning ascribed to such term in Section 7.4(a).

“Closing” shall have the meaning ascribed to such term in Section 2.2.

“Closing Date” shall have the meaning ascribed to such term in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended or recodified.

“Common Stock” means the Company’s common stock, without par value.

“Common Stock Purchase Agreement” means the agreement attached hereto as Exhibit F.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977 (12 U.S.C. 2901 et seq.), as amended.

“Company” shall have the meaning ascribed to such term in the Preamble.

“Company 2010 Balance Sheet” shall have the meaning ascribed to such term in Section 4.9(c).

“Company Articles” shall have the meaning ascribed to such term in Section 4.1(b).

“Company Bylaws” shall have the meaning ascribed to such term in Section 4.1(b).

“Company Consolidated Financial Statements” shall have the meaning given to such term in Section 4.9(b).

“Company Disclosure Schedule” and “Company Schedules” shall mean the disclosure schedules referenced in Article IV of the Agreement which have been separately delivered by the Company at or prior to execution of this Agreement to the Purchasers, or their officers, managers or general partners, as the case may be.

“Company Incentive Shares” shall have the meaning ascribed to such term in Section 4.4(b).

“Company Material Contracts” has the meaning ascribed to such term in Section 4.18.

“Company Permits” shall have the meaning ascribed to such term in Section 4.12(a).

“Company Stock” means the issued and outstanding capital stock of the Company.

“Conversion Price”, with respect to any series of Preferred Stock, shall have the meaning ascribed to such term in the applicable certificate of determination for such series of Preferred Stock.

“Conversion Shares” shall have the meaning ascribed to such term in Section 4.6.

“Derivative Instrument” means any swap, forward, future, option, cap, floor or collar or any other interest rate or foreign currency protection contract or any other contract that is not included in the Company’s 2010 Balance Sheet and is a derivatives contract.

“DFI” means the Commissioner of the Department of Financial Institutions of the State of California.

“DTC” means The Depository Trust Company.

“Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to pollution, contamination, protection, investigation or restoration of the environment, health and safety or natural resources, including, without limitation, noise, odor, wetlands, or the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act (15 U.S.C. Section 1691 et seq.) as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Housing Act” means the Fair Housing Act (420 U.S.C. Section 3601 et seq.), as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” and “FRB” both mean the Board of Governors of the Federal Reserve System or the applicable Federal Reserve Bank acting under delegated authority.

“Financial Code” means the California Financial Code, as amended from time to time.

“Form 8-K” shall have the meaning ascribed to such term in Section 8.2.

“GAAP” means generally accepted accounting principles as in effect in the United States of America, applied on a consistent basis.

“GLB Act” means the Gramm-Leach-Bliley Act of 1999, as amended from time to time.

“Governmental Authority” and “Governmental Entity” shall each mean any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, court, government or self-regulatory organization, government commission or tribunal, or any regulatory or administrative agency, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government. The term “Hazardous Material” includes, without limitation, any material or substance which is (i) defined as a “hazardous waste,” “extremely hazardous waste” or “restricted hazardous waste” under Sections 25115, 25117 or 25122.7, or listed pursuant to Section 25140, of the California Health and Safety Code Division 20, Chapter 6.5 (Hazardous Waste Control Law), (ii) defined as a “hazardous substance” under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter-Presley-Tanner Hazardous Substance Account Act), (iii) defined as a “hazardous material,” “hazardous substance,” or “hazardous waste” under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release Response Plans and Inventory), (iv) defined as a “hazardous substance” under Section 25281 of the California Health and Safety Code, Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances), (v) petroleum, (vi) asbestos, (vii) defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20, (viii) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. 1317), (ix) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (42 U.S.C. 6903), or (x) defined as a “hazardous substance” pursuant to Section 101 of CERCLA.

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.), as amended.

“Indebtedness” of any Person means, without duplication (a) all indebtedness for borrowed money, (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with generally accepted accounting principles) (other than trade payables entered into in the ordinary course of business), (c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (f) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (h) all contingent obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above; provided, however, that customer deposits and similar obligations shall not be included as Indebtedness.

“Indemnification Claim” shall have the meaning ascribed to such term in Section 7.3(b).

“Indemnified Party” shall have the meaning ascribed to such term in Section 7.1.

“Indemnifying Payments” shall have the meaning ascribed to such term in Section 7.5(d).

“Indemnity Termination Date” shall have the meaning ascribed to such term in Section 7.3(a).

“Irrevocable Transfer Agent Instructions” shall have the meaning ascribed to such term in Section 8.13.

“Insurer” shall have the meaning ascribed to such term in Section 4.30.

“Insolvent” means, with respect to any Person (a) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total Indebtedness, (b) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, or (c) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature.

“Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations and applications to register the foregoing; inventions, discoveries and ideas; patents and applications for patents; nonpublic information, trade secrets and confidential information and rights to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not; and registrations or applications for registration of copyrights; and any similar intellectual property or proprietary rights.

“Investor” means a Purchaser or any transferee or assignee thereof to whom a Purchaser assigns its rights under the Registration Rights Agreement and who agrees to become bound by the provisions of the Registration Rights Agreement in accordance with the terms thereof and any transferee or assignee thereof to whom a transferee or assignee assigns its rights under the Registration Rights Agreement and who agrees to become bound by the provisions of the Registration Rights Agreement in accordance with the terms thereof.

“Investor Rights Agreements” means the agreements attached hereto as Exhibit D-1 and Exhibit D-2.

“IRS” means the United States Internal Revenue Service.

“Junior Securities” shall have the meaning ascribed to such term in the Series B Certificate of Determination.

“Knowledge of the Company” and “knowledge of the Company” means the actual knowledge of any of the President of the Company, the Chief Financial Officer of the Company, the Chief Operating Officer of the Bank or the Chief Credit Officer of the Bank.

“Liability” means and includes for any Person all items of Indebtedness (including, without limitation, capitalized lease obligations), whether direct, indirect or contingent, which, in accordance with GAAP, would be included in determining liabilities as shown on the liability side of a balance sheet of such Person as of the date as of which Indebtedness is to be determined, and also includes all Indebtedness and liabilities of others assumed or guaranteed by such Person or in respect of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such Indebtedness or to supply or advance sums or otherwise, and any guarantee of any such item of Indebtedness or any other obligation or any assurance with respect to the financial condition of any other Person, including without limitation any purchase or repurchase agreement (but not including endorsements of instruments for deposit or collection in the ordinary course of business).

“Lien” means any mortgage, hypothecation, pledge, security interest, encumbrance, equitable interest, claim, lien or charge, any conditional sale or other title retention agreement in the nature thereof or any material restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership) of any asset or property, any sale of receivables with recourse or any filing of a financing statement as debtor under the Uniform Commercial Code or any similar statute, or any agreement to grant, create, effect, enter into or file any of the foregoing.

“Loan Investor” shall have the meaning ascribed to such term in Section 4.30.

“Loans” means loans, extensions of credit (including guaranties) and commitments to extend credit.

“Losses” means any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses). Notwithstanding anything to the contrary contained in this Agreement, the diminution in value of any equity security of the Company, including without limitation, the Purchased Shares, the shares of Common Stock underlying the Purchased Shares and the Shares of Series C Preferred Stock that may accrue and be paid as dividends on the Series B Preferred Stock, shall only be considered a “Loss” for purposes of this Agreement, if, and only if, the cause of such diminution in value is the breach of this Agreement by Company.

“Material Adverse Effect” means, when used in connection with any entity, any change, effect, or circumstance that has or could reasonably be expected to have a material adverse effect on (i) the business, financial condition, results of operations, assets or prospects of such entity and its Subsidiaries taken as a whole or (ii) the ability of such entity and its Subsidiaries to consummate the transaction contemplated by this Agreement and the Other Transaction Documents.

“Mortgage Finance Agency” shall have the meaning ascribed to such term in Section 4.30.

“Other Real Estate Owned” and “OREO” both mean real estate or loans secured by real estate that are classified or would be classified, under bank regulatory accounting principles, as: “loans to facilitate;” “other real estate owned;” “in-substance foreclosure;” “in-substance repossession;” foreclosed real estate; and real estate acquired for debts previously contracted.

“Other Transaction Documents” means the Investor Rights Agreements, the Registration Rights Agreement, the Additional Series B Stock Purchase Agreement, the Common Stock Purchase Agreement, and any other agreement to be executed and delivered by the Parties hereto concurrently with the execution and delivery of this Agreement and the consummation of the sale of the Series B Shares pursuant to this Agreement.

“Parity Securities” shall have the meaning ascribed to such term in the Series B Certificate of Determination.

“Party” shall have the meaning ascribed to such term in the Preamble.

“Permitted Liens” shall mean (i) mechanics’, carriers’, workers’, repairmen’s, warehousemen’s, carriers’ or other similar Liens arising in the ordinary course of business of the Company or the Bank, (ii) Liens for Taxes, assessments and other similar governmental charges or statutory Liens that are not yet due and payable or which are being contested in good faith, (iii) pledges of assets by the Company or the Bank in the ordinary course of business, including to secure public deposits or borrowings, and (iv) Liens that arise under zoning, land use and other similar laws and other imperfections of title or other Liens that do not, individually or in the aggregate, materially affect the value of the property subject thereto (as carried on the consolidated balance sheet of the Company) and do not materially impair the use of the property subject thereto as presently used and Liens on those properties which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

“Person” means any natural person, corporation, firm, partnership, association, government, governmental agency or any other entity.

“Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

“Previously Disclosed” means disclosed in writing in a Disclosure Schedule to this Agreement or in the SEC Reports.

“Purchase Price” shall have the meaning ascribed to such term in Recital C.

“Purchasers” shall have the meaning ascribed to such term in the Preamble.

“Purchasers Disclosure Schedule” and “Purchasers Schedules” shall mean the disclosure schedules referenced in Article V of the Agreement which have been separately delivered by each Purchaser at or prior to execution of this Agreement to the Company.

“Purchased Shares” shall have the meaning ascribed to such term in Recital D.

“Registration Rights Agreement” means that certain agreement the form of which is attached hereto as Exhibit E.

“Regulatory Agreement” shall have the meaning ascribed to such term in Section 4.13.

“Regulatory Authority” shall have the meaning ascribed to such term in Section 4.9(f).

“Restricted Securities” shall have the meaning ascribed to such term in Section 5.7.

“Returns” shall have the meaning ascribed to such term in Section 4.16(a)(iii).

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means those reports and schedules filed by the Company with the SEC pursuant to the Exchange Act from January 1, 2009 through the date of the Closing.

“Secondary Financing” means the sale of the Company’s equity securities pursuant to, and in accordance with, the Additional Series B Stock Purchase Agreement and the Common Stock Purchase Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” means the Company’s Series A Convertible 10% Cumulative Preferred Stock and the shares of which shall sometime be referred to in this Agreement as “Series A Shares”.

“Series B Preferred Stock” shall have the meaning ascribed to such term in the Recitals to this Agreement and the shares of which shall sometime be referred to in this Agreement as “Series B Shares”.

“Series B-1 Preferred Stock” shall have the meaning ascribed to such term in the Recitals to this Agreement and the shares of which shall sometime be referred to in this Agreement as “Series B-1 Shares.”

“Series B-2 Preferred Stock” shall have the meaning ascribed to such term in the Recitals to this Agreement and the shares of which shall sometime be referred to in this Agreement as “Series B-2 Shares.”

“Series B Certificate of Determination” means the Company’s Certificate of Determination in the form of Exhibit B hereto, which sets forth the rights, preferences and privileges of the Series B-1 Preferred Stock and Series B-2 Preferred Stock.

“Series C Certificate of Determination” means the Certificate of Determination in the form of Exhibit C hereto, which sets forth the rights, preferences and privileges of the Series C Preferred Stock.

“Series C Preferred Stock” means the Company’s Series C Convertible 8.4% Noncumulative Preferred Stock and the shares of which shall sometime be referred to in this Agreement as “Series C Shares”.

“Severance Arrangements” means all agreements, plans, contracts, programs, arrangements and policies of the Company or the Bank that provide for the payment or continuation of compensation or benefits to any of their respective current or former directors, officers or employees or consultants on or by reason of or following a termination of employment or cessation of service of such director, officer, employee or consultant with the Company or the Bank.

“Stock Purchase Warrants” means the warrants to purchase shares of Common Stock to be issued to the Purchasers pursuant to the Additional Series B Stock Purchase Agreement.

“Subsidiary” of a corporation or other Person shall mean any other corporation or any limited liability company, partnership, joint venture or other legal entity of which the corporation or other Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity ownership interests which entitle the holders thereof to vote generally in the election of the board of directors or other governing body of such other corporation, or any such limited liability company, partnership, joint venture or other legal entity.

“Taxes” shall have the meaning ascribed to such term in Section 4.16(a)(ii).

“Third Party Claim” shall have the meaning ascribed to such term in Section 7.4(b).

“Undisputed Amount” shall have the meaning ascribed to such term in Section 7.4(a)

1.2 Rules of Construction. This Agreement is the result of arms’-length negotiations between the parties hereto and no provision hereof, because of any ambiguity found to be contained herein or otherwise, shall be construed against a party because such party or its legal counsel was the draftsman of that provision or any portion thereof. Unless the context in which such terms are used clearly and unambiguously indicates otherwise, (i) the term “or” shall not be exclusive, (ii) the term “including” shall not be limiting, but shall mean either “including but not limited to” or including without limitation” and (iii) the terms “herein,” “hereof,” “hereto,” “hereunder”, “hereinafter” and other similar terms shall refer to this Agreement as a whole and not merely to the specific section, subsection, paragraph or clause where such terms may appear. The Recitals to this Agreement are an integral part of this Agreement and shall be given full effect in connection with the interpretation and construction of this Agreement. Words and phrases defined in the plural shall also be used in the singular and vice versa and shall be construed in the plural or singular as appropriate and apparent in the context used. Unless otherwise specifically provided herein, accounting terms shall be given and assigned their usual meaning and effect as defined or used under GAAP.

ARTICLE II

PURCHASE AND SALE OF SERIES B SHARES

2.1 Purchase and Sale of Purchased Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall sell and issue to each Purchaser the respective number of shares of Series B Shares set forth opposite such Purchaser’s name on Exhibit A hereto and each such Purchaser shall purchase, severally and not jointly, such number of Series B Shares from the Company at the Purchase Price of $100.00 per Series B Share.

2.2 Time and Place of Closing. The closing of the sale by the Company and the purchase by the Purchasers of the Purchased Shares (the “Closing”) will take place concurrently with the execution and delivery of this Agreement by the parties (the “Closing Date”) at the offices of Stradling Yocca Carlson & Rauth in Newport Beach, California.

2.3 Closing Events. At the Closing, the Company shall issue and deliver to each Purchaser one or more certificates in definitive form, registered in the name of such Purchaser (a “Series B Stock Certificate”), representing the aggregate number of Series B Shares that have been purchased by such Purchaser hereunder, against the delivery to the Company by such Purchaser of the full Purchase Price of such Series B Shares, paid in cash by wire transfer of same day funds to the Company pursuant to the wire instructions provided by the Company.

ARTICLE III

CLOSING DELIVERIES

3.1 Company Deliveries at Closing. At the Closing, the Company shall execute, or shall deliver to each Purchaser, the following documents and instruments:

(a) Series B Stock Certificates. The Series B Stock Certificates to evidence the ownership by each Purchaser of the number of Series B Shares being purchased by it pursuant to this Agreement, endorsed with restrictive legends(s) substantially in the form set forth in Section 8.1 below.

(b) Officers’ Certificate. A certificate executed by the President or Chief Financial Officer of the Company, in their capacities as such, certifying that (i) the execution, delivery and performance of this Agreement by the Company have been approved by all requisite corporate action of the Company, (ii) the representations and warranties of the Company set forth in Article IV hereof, as modified by the Company Disclosure Schedules or SEC Reports, are true and correct in all material respects (if not qualified as to materiality) and true and correct (if so qualified) as of the date hereof and as of the Closing Date, provided that to the extent that any such representations and warranties were made as of a specified date, such representations and warranties shall continue on the Closing Date to have been true as of such specified date and not as of the Closing, and (iii) the Company has performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Certified Copy of Certificates of Determination. A copy of the Series B Certificate of Determination and copy of the Series C Certificate of Determination, each certified by the California Secretary.

(d) Good Standing Certificates. Good Standing Certificates issued by the Office of the Secretary of State, or similar office, of each jurisdiction in which the Company and the Bank are qualified to do business and dated not more than five (5) business days preceding the Closing Date, certifying that each of the Company and the Bank is in good standing in such jurisdiction.

(e) Opinion of Counsel for the Company. An opinion of outside counsel for the Company in substantially the form set forth in Exhibit H attached hereto;

(f) Other Transaction Documents. The Other Transaction Documents required to be executed and delivered by the Company, duly executed by it and such other documents relating to the transactions contemplated by this Agreement as such Purchaser or its counsel may reasonably request.

(g) Irrevocable Transfer Agent Instructions. The Company shall have delivered to such Purchaser a copy of the Irrevocable Transfer Agent Instructions, in the form of Exhibit I attached hereto, which instructions shall have been delivered to and acknowledged in writing by the Company’s transfer agent.

(h) Receipt. A receipt or cross receipt executed by an officer of the Company confirming its receipt of (i) a copy of this Agreement duly executed by each Purchaser; (ii) the aggregate Purchase Price paid by each Purchaser for the Series B Shares purchased by it hereunder, and (iii) the Other Transaction Documents required to be executed and delivered by any of the Purchasers.

3.2 Deliveries of the Purchasers. At the Closing, each Purchaser shall have paid to the Company the aggregate Purchase Price, in same day funds, of the Series B Shares it is purchasing hereunder and each Purchaser shall execute and/or deliver, or cause to be delivered, the following documents and instruments to the Company:

(a) Other Transaction Documents. The Other Transaction Documents required to be executed by such Purchaser, duly executed by it.

(b) Receipt. A receipt or cross receipt executed by such Purchaser, confirming its receipt of (i) a copy of this Agreement duly executed by the Company; (ii) the Series B Stock Certificate(s) issued in the name of such Purchaser, and (iii) the Other Transaction Documents required to be executed and delivered by or on behalf of the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each Purchaser that the statements contained in this Article IV are true and correct, except as specified in such representation or warranty or as otherwise set forth in (i) the corresponding sections or subsections of the Company Disclosure Schedules or (ii) SEC Reports (other than any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” or any other disclosures included therein to the extent that they are forward-looking in nature); provided, however, that, with respect to the Company Disclosure Schedules, for any such disclosure to be effective, it must indicate the specific section of this Agreement to which it relates (except that any information set forth in any one such Schedule pertaining to the representations and warranties in this Article IV shall be deemed to apply to each other applicable section of this Article IV if the relevance of such disclosures to the information called for in such other section or sections is reasonably apparent); provided, further, that, with respect to the SEC Reports, for any such disclosure to be effective, the relevance of such SEC Report to the representations and warranties in this Article IV must be reasonably apparent. The disclosure of any information in the Company Disclosure Schedules shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Company in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.

Subject to the preceding paragraph, as of the date of this Agreement and the Closing (except to the extent any of the following representations and warranties expressly relates to a specific date and/or time, in which case the representation and warranty shall relate only to that specific date and/or time), the Company represents and warrants to each Purchaser as follows:

4.1 Organization of the Company and the Bank.

(a) The Company is a corporation duly organized, incorporated, validly existing and in good standing under the laws of California, and is a registered bank holding company under the BHCA. The Company has only one consolidated Subsidiary, which is the Bank and has two unconsolidated Subsidiaries, which are grantor trusts that issued trust preferred securities on the Company’s behalf. The Bank has been duly organized, and is incorporated, validly existing and in good standing under the laws of California. Each of the Company and the Bank are in good standing under laws of each jurisdiction in which it is qualified to do business. The Bank is a California state chartered bank and is duly licensed by the DFI as a commercial bank and is a member of the Federal Reserve System and its deposits are insured by the FDIC as set forth in FDIC regulations. Each of the Company and the Bank has the requisite corporate power and authority to own, lease and operate its respective properties and to carry on its business as it is now being conducted. Each of the Company and the Bank is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

(b) The copies of the Company’s Articles of Incorporation, as amended (the “Company Articles”), and Bylaws, as amended (the “Company Bylaws”), that are listed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “2010 10-K”) are complete and correct copies thereof as in effect on the date hereof, except as the Company Articles are amended by the Series B Certificate of Determination and the Series C Certificate of Determination. The Company is not in violation of any of the provisions of the Company Articles or Bylaws. True and complete copies of all minute books of the Company and of the Bank, containing minutes of meetings held and actions taken by their respective Boards of Directors or any committees thereof during the period from January 1, 2010 to the date hereof, have been made available by the Company to the Purchasers. All material actions of the Boards of Directors or any committees thereof of the Company and the Bank are reflected in such books.

4.2 Corporate Power; Due Authorization. Except as set forth in Section 4.2 of the Company Disclosure Schedule, the Company has all requisite corporate power and authority to execute and deliver this Agreement and the Other Transaction Documents, to sell and issue the Series B Shares and to carry out and perform its obligations under this Agreement, the Other Transaction Documents, the Series B Certificate of Determination and the Series C Certificate of Determination. The Company’s board of directors has duly approved and authorized the execution and delivery of and the performance by the Company of its obligations under this Agreement, the Other Transaction Documents, the Series B Certificate of Determination and the Series C Certificate of Determination. No other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement, the Other Transaction Documents, the Series B Certificate of Determination and the Series C Certificate of Determination or the consummation of the transactions contemplated hereby and thereby, as applicable. This Agreement, the Other Transaction Documents, the Series B Certificate of Determination and the Series C Certificate of Determination constitutes (or at the Closing will constitute, as applicable) a valid and legally binding obligation of the Company, which is enforceable against it in accordance with its terms, except as the enforceability thereof may be subject to or limited by (a) bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws, now or hereafter in effect, relating to or affecting the rights of creditors, and (b) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

4.3 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 4.3(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement, the Other Transaction Documents, the Series B Certificate of Determination and the Series C Certificate of Determination by the Company does not and the performance of this Agreement by the Company will not (i) conflict with or violate any provision of the Company Articles or the Company Bylaws or the Articles of Incorporation or the Bylaws of the Bank, (ii) conflict with, or breach or violate any Applicable Law or Company Material Contracts (assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired) or (iii) require any consent or approval under, result in any breach of or any loss of any material benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or the Bank or on the Series B Shares pursuant to any contract or other agreement to which the Company or the Bank is a party or to which the Company or the Bank or any of their respective assets are subject, or any the Company Permit, except, in the case of clauses (ii) and (iii) above in this Section 4.3(a), for any such conflicts, violations, breaches, losses, defaults or failures to obtain any consents or approvals or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

(b) Except for those consents, approvals, authorizations, permits or notifications set forth in Section 4.3(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement, the Other Transaction Documents, the Series B Certificate of Determination and the Series C Certificate of Determination by the Company does not, and the performance of this Agreement, the Other Transaction Documents, the Series B Certificate of Determination and the Series C Certificate of Determination by the Company will not, require the Company or the Bank to obtain any consent, approval, authorization or permit of, or to make any filing with or provide any notification to, any Governmental Entity.

4.4 Capitalization.

(a) Authorized and Outstanding Capital Stock of the Company. As of the date hereof, the authorized capital stock of the Company consists of (a) 2,000,000 shares of the Preferred Stock, no par value per share, and (b) 20,000,000 shares of the Common Stock, no par value per share. As of the date hereof, (i) 11,000 shares of the Preferred Stock, designated as the Series A Shares, are outstanding, (ii) 190,000 shares of Preferred Stock, designated as the Series B-1 Shares, of which none are outstanding, (iii) 110,000 shares of Preferred Stock, designated as the Series B-2 Shares, of which none are outstanding, (iv) 300,000 shares of Preferred Stock, designated as Series C Preferred Stock, of which none are outstanding, (v) aside from the Preferred Stock described in the immediately preceding clauses (i), (ii), (iii) and (iv), no other shares of Preferred Stock are designated or outstanding, and (vi) 12,273,003 shares of Common Stock, are validly issued and are outstanding. All such outstanding shares of Preferred Stock and Common Stock are fully paid, nonassessable and free of preemptive rights (and were not issued in violation of preemptive rights). No shares of the Preferred Stock or Common Stock are held in the treasury of the Company or by any of its Subsidiaries.

(b) Options, Warrants, Reserved Shares. As of the date hereof (i) 143,770 shares of Common Stock are reserved for issuance on conversion of the Series A Shares currently outstanding, (ii) 4,323,308 shares of Common Stock are reserved for issuance on conversion of the aggregate of 230,000 Series B Shares to be issued pursuant to this Agreement and the Additional Series B Stock Purchase Agreement, (iii) 1,704,555 shares of Common Stock are reserved for issuance on exercise of currently outstanding Company Options or Company Options or equity awards that may be granted in the future under the Company shareholder-approved equity incentive plans (the “Company Incentive Shares”), and (iv) 808,270 shares of Common Stock are reserved for issuance on exercise of the Stock Purchase Warrants. Except as set forth in the preceding sentence or in the Additional Series B Stock Purchase Agreement, the Common Stock Purchase Agreement or the Investor Rights Agreements, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company or any of its Subsidiaries of any shares of its capital stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of the Company’s capital stock or that of any of its Subsidiaries. Except as set forth in the Investor Rights Agreements, the Additional Series B Stock Purchase Agreement and the Common Stock Purchase Agreement, no shares of the Company’s outstanding capital stock, or stock issuable upon exercise or exchange of any outstanding options, warrants or rights, or other stock issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such stock (whether in favor or the Company or any other person), pursuant to any agreement or commitment of the Company.

4.5 Capitalization of the Bank. As of the date hereof, the authorized capital stock of the Bank consists of (i) 10,000,000 shares of common stock, no par value, of which one hundred (100) shares are issued and outstanding, and (ii) 2,000,000 shares of preferred stock, no par value, of which no shares are issued or outstanding. All of the issued and outstanding shares of the common stock of the Bank were validly issued and are fully paid, nonassessable and free of preemptive rights (and were not issued in violation of preemptive rights) and are owned by the Company free and clear of any Liens. No shares of Bank common stock are held in the treasury of the Bank. The Bank does not have any arrangements or commitments obligating it to sell or issue any shares of its capital stock or any securities convertible into or having the right to purchase any shares of its capital stock.

4.6 Valid Issuance of Series B Shares. When issued and sold against receipt of the Purchase Price therefor as provided in this Agreement, the Series B Shares sold hereunder will be duly authorized and validly issued, fully paid and non-assessable, and, subject to accuracy of the representations and warranties of the Purchasers in Article V, will be issued in compliance with applicable federal and state securities laws. The shares of Common Stock issuable upon conversion of the Series B Preferred Stock and the Series C Preferred Stock (the “Conversion Shares”) and any shares of Series C Preferred Stock that may be paid as dividends on the Series B Preferred Stock will be duly authorized by all necessary corporate action of the Company and, when issued, will be validly issued, fully paid and non--assessable, and, subject to accuracy of the representations and warranties of the Purchasers in Article V, will be issued in compliance with applicable federal and state securities laws. The Series B Shares and the Conversion Shares will be free and clear of any Liens or encumbrances, other than (i) any Liens or encumbrances created by or imposed upon the holders through any action of the Purchasers and (ii) restrictions on transfer under state and/or federal securities laws or the Registration Rights Agreement. Except as set forth in this Agreement, the Investor Rights Agreements, the Registration Rights Agreement, the Additional Series B Stock Purchase Agreement, the Common Stock Purchase Agreement, the Series B Certificate of Determination and the Series C Certificate of Determination, neither the Series B Shares sold hereunder, the Series C Shares issuable pursuant to the Series B Certificate of Determination nor the Conversion Shares will be subject to any preemptive rights, rights of first refusal or restrictions on transfer.

4.7 Offering of the Series B Shares. Subject in part to, and assuming the accuracy of, the representations and warranties made by the Purchasers in Article V hereof, the offer and sale of the Series B Shares to the Purchasers pursuant to this Agreement, and the issuance of the Series C Shares and the Conversion Shares, whether or not the issuance of Common Stock and Series B Shares pursuant to, and the other transactions contemplated by, the Common Stock Purchase Agreement are consummated, will be exempt from the registration and prospectus delivery requirements of the Securities Act, and the securities registration and qualification requirements of the applicable securities laws of the states in which the Purchasers are resident based upon their addresses set forth on Exhibit A hereto.

4.8 Absence of Certain Changes. Since December 31, 2010, except as specifically contemplated by, or as disclosed in, this Agreement, the SEC Reports or Section 4.8 of the Company Disclosure Schedule, each of the Company and its Subsidiaries has conducted its business in, and has not engaged in any material transaction other than according to, the usual and ordinary course consistent with past practice and, since such date, there has not been:

(a) any Material Adverse Effect with respect to the Company or any circumstance, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development existing on or prior to December 31, 2010) which, individually or in the aggregate, would have a Material Adverse Effect with respect to the Company;

(b) any issuance of capital stock (other than pursuant to the exercise of options, warrants, or convertible securities outstanding at such date) or options (other than options issued to Company officers, directors or employees with a strike price at or above market value at the date of grant issued pursuant to the Company’s stock option plan), warrants or rights to acquire capital stock (other than the rights granted to each Purchaser hereunder);

(c) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or the Bank, whether or not covered by insurance;

(d) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company or the Bank, other than the payment by the Company of all accrued but unpaid dividends on the shares of the Series A Preferred Stock, such dividends to be paid in shares of Common Stock rather than cash, in connection with the conversion of such shares into Common Stock;

(e) any material change in any method of accounting, accounting principles or accounting practice by the Company or the Bank;

(f) any material increase in the compensation payable or that could become payable by the Company or the Bank to officers or other management employees whose base salaries exceed $100,000 per year or any amendment of any of the Benefit Plans, other than (i) increases or amendments in the ordinary and usual course consistent with past practice or (ii) pursuant to any employment agreements already in existence prior to the date hereof that the Company or any of its Subsidiaries has with any such officers or other management employees;

(g) any contract or series of related contracts involving payments of more than $2,000,000 annually, except for loans made to a borrower in the ordinary course of business;

(h) any capital expenditures by the Company or the Bank (or series of related capital expenditures) involving more than $2,000,000 annually;

(i) any acceleration or prepayment of any Indebtedness for borrowed money or the refunding of any such Indebtedness in excess of $2,000,000, other than Indebtedness incurred in the ordinary course of business;

(j) any loan or extension of credit to any officer of the Company or its Subsidiaries other than mortgage loans, overdrafts, credit cards or home equity loans made in the ordinary course of business;

(k) any acquisition or disposition of any material assets, or any other material transaction by the Company or the Bank otherwise than in the ordinary course of business;

(l) any merger or consolidation with any other Person, or acquisition of all or a substantial portion of the assets or capital stock of any business or any corporation, partnership, association or other business organization or division thereof;

(m) any adoption of a plan of complete or partial liquidation or approval of resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of the Company or the Bank;

(n) any revaluation of any portion of its assets, properties or businesses, except as may be required by GAAP or any Regulatory Authority;

(o) any agreement or commitment by the Company or the Bank to do any of the foregoing, unless otherwise permitted herein.

The Company and its Subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent.

4.9 SEC Reports; Financial Statements; Regulatory Reports. Except as may otherwise be set forth in Section 4.9 of the Company Disclosure Schedules:

(a) The Company has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and other documents and filings required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2009. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. Each SEC Report (i) as of the time it was filed (or if subsequently amended, when amended), complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and (ii) did not, at the time it was filed (or if subsequently amended or superseded by an SEC Report, then, on the date of such subsequent filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) The Company’s consolidated financial statements (including, in each case, any notes thereto) contained in SEC Reports (the “Company Consolidated Financial Statements”) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or as may have been required by regulatory accounting principles applicable to the Company or the Bank) or, in the case of interim consolidated financial statements, where information and footnotes contained in such financial statements are not required to be in compliance with GAAP), and in each case such Company Consolidated Financial Statements fairly presented, in all material respects, the consolidated financial position, results of operations, cash flows and shareholders equity of the Company and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods covered thereby (subject, in the case of unaudited financial statements, to normal year-end adjustments which were not and which are not expected to be, individually or in the aggregate, material to the Company and its consolidated Subsidiaries taken as a whole).

(c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the Bank as of December 31, 2010 (the “Company 2010 Balance Sheet”), between December 31, 2010 and the date hereof neither the Company nor any of its consolidated Subsidiaries has incurred any debts, liabilities or obligations (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due) of a nature that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP consistently applied, except for liabilities or obligations (i) that, in the aggregate, are adequately provided for in the Company 2010 Balance Sheet, (ii) incurred in the ordinary course of business between December 31, 2010 and the date hereof that would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company, (iii) incurred pursuant to or provided for in this Agreement or the Other Transaction Documents or (iv) that are disclosed in Section 4.9(c) of the Company Disclosure Schedules.

(d) The Company is in compliance with the applicable listing and corporate governance rules and regulations of the NASDAQ Global Select Market, except where the failure to be in such compliance would not have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(e) Each required form, report and document filed with the SEC since January 1, 2009 by the Company that contained Company Consolidated Financial Statements was accompanied by the certifications required to be filed or furnished by the Company’s chief executive officer (“CEO”) and chief financial officer (“CFO”) pursuant to the Sarbanes-Oxley Act and, except as otherwise set forth in its SEC Reports or in Section 4.9(e) of the Company Disclosure Schedule, at the time of filing or submission of each such certification, such certification was true and accurate and complied in all material respects with the Sarbanes-Oxley Act, and except as may have been set forth in such reports or other filings, did not contain any qualifications or exceptions to the matters certified therein, except as otherwise permitted under the Sarbanes-Oxley Act and has not been modified or withdrawn. Since January 1, 2009, the Company is and has been in compliance in all material respects with any and all other applicable requirements of the Sarbanes-Oxley Act that were effective as of that date and made applicable to the Company. Neither the Company nor any of its officers has received a notice in writing from any Governmental Authority questioning or challenging the accuracy, completeness, content, form or manner of filing or furnishing of such certifications. The Company’s CEO and CFO concluded that, as of March 31, 2011 the Company’s disclosure controls and procedures (as defined in Sections 13a-15(e) and 15d-15(e) of the Exchange Act) were effective to provide reasonable assurance that material information, relating to the Company and its consolidated Subsidiaries, required to be included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, was made known to the Company management, including its CEO and CFO, on a timely basis. As of March 31, 2011, the Company maintained disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed in to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. During the twelve months prior to the date hereof, neither the Company nor any of its Subsidiaries has received any written notice or correspondence from any accountant relating to any material weakness in any part of the system of internal accounting controls of the Company or any of its Subsidiaries.

(f) Since January 1, 2009, each of the Company and the Bank has timely filed all material documents and reports relating to each of the Company and its Subsidiaries required to have been filed with FRB, the FDIC, the DFI or any other Governmental Authority having jurisdiction over the Company’s or the Bank’s business or operations (each a “Regulatory Authority” and collectively, the “Regulatory Authorities”). All such reports conform or will conform in all material respects with the requirements promulgated by such Regulatory Authorities and as of their respective dates, such documents and reports did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.10 Litigation. Except as and to the extent disclosed in SEC Reports filed prior to the date of this Agreement or as set forth in Section 4.10 of the Company Disclosure Schedule, (a) there are no suits, claims, actions, proceedings or investigations pending, or to the knowledge of the Company threatened, against the Company or the Bank (incuding their directors and executive officers in their capacity as directors or officers of the Company or the Bank) or for which the Company or the Bank is obligated to indemnify a third party, the outcome of which is expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company and (b) neither the Company nor the Bank is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding that has had or is expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. There is no suit, claim, action, proceeding or investigation pending, or to the knowledge of the Company threatened, against the Company or the Bank (incuding their directors and executive officers in their capacity as directors or officers of the Company or the Bank) that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, any transaction contemplated by this Agreement.

4.11 Permits; Compliance with Applicable Laws.

(a) Each of the Company and the Bank is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority necessary for it to own, lease and operate its properties or to carry on its business substantially as it is being conducted as of the date hereof (collectively, the “Company Permits”), and all such the Company Permits are valid, and in full force and effect, and, to the Company’s knowledge, no suspension or cancellation of any of them is threatened, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits are not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to the Company or the Bank.

(b) Except as may otherwise be set forth in Section 4.11(b) of the Company Disclosure Schedule, neither the Company nor the Bank (i) is, and since January 1, 2009 was, in default or violation of (A) any the Company Permits or (B) any Applicable Laws applicable to the Company or the Bank or by which any property or asset of the Company or the Bank is bound or affected, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, all other fair lending laws and other laws relating to discriminatory business practices, and the requirements set forth in the rules and regulations of the Federal Reserve Board, DFI and FDIC or (ii) has received written notice of any regulatory concerns regarding its compliance with the foregoing, except in each case for any such defaults or violations that are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.

(c) Except as may otherwise be set forth in Section 4.11(c) of the Company Disclosure Schedule, since January 1, 2009, neither the Company nor the Bank has received written notice of any regulatory concerns regarding its compliance with the Bank Secrecy Act or any related state or federal anti-money-laundering laws, regulations and guidelines, including without limitation with respect to those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of diligence in identifying customers.

(d) The Company and the Bank have adopted such procedures and policies as are, in the reasonable judgment of the Company’s management, necessary or appropriate to comply with Title III of the USA Patriot Act and, to the knowledge of the Company, are in material compliance with such procedures and policies.

(e) Other than customary and ordinary periodic examinations by federal and state regulatory agencies, including, without limitation, the FRB and DFI, or except as set forth in Section 4.11(e) of the Company Disclosure Schedule or the SEC Reports, no investigation or review by any Governmental Entity with respect to the Company or the Bank is pending, or to the knowledge of the Company is threatened, nor has the Company nor the Bank received since January 1, 2009, any notification or communication in writing from any Governmental Authority (A) asserting that the Company or the Bank is not in compliance, in any material respect, with any of the Applicable Laws which such Governmental Authority enforces or (B) threatening to revoke any the Company Permit (nor, to the Company’s knowledge, do any grounds for any of the foregoing exist).

4.12 Regulatory Matters. Except as may otherwise be set forth in Section 4.12 of the Company Disclosure Schedule or the SEC Reports, neither the Company nor the Bank (i) is a party or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority, including without limitation any capital directive by, or any board resolutions at the request of, any Regulatory Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (each, a “Regulatory Agreement”) or (ii) has been advised in writing by, and the Company does not know of facts which are reasonably expected to give rise to an advisory notice by, any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting any Regulatory Agreement. Except as set forth on Section 4.12 of the Company Disclosure Schedule, all compliance or corrective action relating to the

Company or the Bank that is required by Regulatory Authorities having jurisdiction over the Company or the Bank to have been taken by either of them, and the Company and the Bank is in compliance in all material respects with each Regulatory Agreement to which it is party or subject, and neither the Company nor the Bank has received any written notice from any Regulatory Authority indicating that such party is not in compliance in all material respects with any Regulatory Agreement, except where the failure to have taken any such action is not expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to the Company. Each of the Company and the Bank has paid all assessments made or imposed by and required to have been heretofore paid to any Regulatory Authority.

4.13 Employee Benefit Plans.

(a) Section 4.13(a) of the Company Disclosure Schedule lists as of the date hereof all the Company Benefit Plans providing for material compensation or other material benefits, excluding agreements with former employees under which the Company has no remaining monetary obligations. There have been made available to the Purchasers true and complete copies of (i) each such written Company Benefit Plan, including but not limited to any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any the Company Benefit Plan, and all amendments thereto, (ii) the most recent annual report on Form 5500, with accompanying schedules and attachments, filed with respect to each the Company Benefit Plan with respect to which such a filing was required to be made, and (iii) the most recent actuarial valuation for each the Company Benefit Plan, if any, that is subject to Title IV of ERISA.

(b) Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, (i) except as required by Applicable Law none of the Company Benefit Plans promises or provides retiree medical, life or other retiree welfare benefits to any person, and none of the Company Benefit Plans is a “multiemployer plan” as such term is defined in Section 3(37) of ERISA nor has the Company, the Bank or any ERISA Affiliate (x) maintained or contributed to or has within the past six years maintained or contributed to a pension plan that is subject to Subtitles C or D of Title IV of ERISA or (y) maintains or has an obligation to contribute to or has within the past six years maintained or has an obligation to contribute to a multiemployer plan; (ii) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code with respect to any the Company Benefit Plan, which could reasonably be expected to subject the Company or the Bank to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material to the Company and neither the Company nor the Bank expects to incur a material tax penalty imposed by Section 4980F of the Code or Section 502 of ERISA; (iii) to the knowledge of the Company, all the Company Benefit Plans providing for material compensation or other material benefits are in substantial compliance with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the PBGC, IRS or Secretary of the Treasury), and the Company and the Bank have performed their respective obligations required to be performed by them under, are not in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Benefit Plans, except for any instances of non-compliance, failures to perform, or defaults or violations which do not have and are not expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to the Company; (iv) each the Company Benefit Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and, to the Company’s knowledge, nothing has occurred which may reasonably be expected to impair or revoke such favorable determination letter or result in loss of qualification of such plan under Section 401(a) of the Code; (v) all contributions required to have been made to any the Company Benefit Plan pursuant to Section 412 of the Code, or the terms of the Company Benefit Plan or any collective bargaining agreement, have been made on or before their respective due dates and all material financial obligations in respect of each the Company Benefit Plan have been properly accrued and reflected in the Company’s Company Consolidated Financial Statements; (vi) with respect to each Company Benefit Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) neither the Company nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course).

(c) No Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. As of the date hereof there is no material pending, or to the knowledge of the Company threatened, litigation relating to the Company Benefits Plans. The Company and each ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder and any similar applicable state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder.

(d) Each Company Benefit Plan which is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code (i) has been operated and maintained in material compliance with Section 409A of the Code, and (ii) has been operated and maintained in good faith compliance with Section 409A of the Code during the period when Section 409A was applicable thereto.

(e) Except as set forth in Section 4.13(e) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, the Other Transaction Documents, the Series B Certificate of Determination or the Series C Certificate of Determination, nor the consummation of the transactions contemplated hereby or thereby by the Company will limit or restrict the right of the Company to merge, amend or terminate any Company Benefit Plan.

(f) Neither the Company nor any of its Subsidiaries maintains, sponsors, contributes or has any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non-resident aliens with no U.S. source income outside of the United States.

4.14 Labor and Other Employment Matters.

(a) Each of the Company and the Bank is in compliance with all Applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings and wages and hours, except for instances of non-compliance that do not and are not expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth in Section 4.14(a) of the Company Disclosure Schedule or the SEC Reports, neither the Company nor the Bank is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or the Bank, and no collective bargaining agreement or other labor union contract is being negotiated by the Company or the Bank. There is no material labor dispute, strike, slowdown or work stoppage against the Company or the Bank pending against, or to the knowledge of the Company, threatened against the Company or the Bank. To the Company’s knowledge, no employee of the Company or the Bank is, in any material respect, in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant with the Company, the Bank or to a former employer relating to the right of any such employee to be employed by the Company or the Bank because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(b) The Company has identified in Section 4.14(b)(i) of the Company Disclosure Schedule and has made available to the Purchasers true and complete copies of all employment agreements and any Severance Agreements or Change in Control Agreements that the Company or the Bank has with any of its directors, officers, employees or consultants. Neither the execution and delivery of this Agreement, the Other Transaction Documents, the Series B Certificate of Determination and the Series C Certificate of Determination nor the consummation of the transactions contemplated hereby or thereby, as applicable, by the Company or the Bank will (A) result in any payment by the Company or the Bank or the increase of such payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director, officer, employee or consultant of the Company or the Bank, (B) significantly increase any benefits otherwise payable to any such director, officer, employee or consultant, (C) result in any acceleration of the time of payment or vesting of or result in any payment or funding (through a grantor trust or otherwise) of any compensation or benefits, under or pursuant to any such employment agreements or Severance or Change in Control Arrangements, or (D) result in payments under any Severance or Change in Control Arrangements that the Company or Bank has with any of its directors, officers, employees or consultants which would not be deductible under Section 162(m) or Section 280(G) of the Code. No individual who is a party to any such employment agreement or a party to or covered by any such Severance or Change in Control Arrangements has terminated his or her employment or has been terminated since January 1, 2009, nor, to the Company’s knowledge, has any event occurred, other than the transactions contemplated by this Agreement, the Other Transaction Documents, the Series B Certificate of Determination and the Series C Certificate of Determination that has given or could reasonably be expected to give rise to a severance obligation on the part of the Company under any such agreement or arrangement.

4.15 Tax Matters.

(a) Definitions. For purposes of this Agreement, the following definitions shall apply:

(i) The term “Company Group” shall mean, individually and collectively, (w) the Company, (x) the Bank, (y) the affiliated group as defined in Section 1504(a) of the Code (“Affiliated Group”) of which the Company is or has been a member at any time; and (z) any individual, trust, corporation, partnership or any other entity as to which the Company is liable for Taxes incurred by such individual or entity either as a transferee, or pursuant to Treasury Regulations Section 1.1502 6, or pursuant to any other provision of federal, state, local or foreign law or regulations, including without limitation as part of a combined or unitary group.

(ii) The term “Taxes” shall mean all taxes, however denominated, including, without limitation, any interest, penalties or other additions that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including federal income taxes and state income taxes), alternative or add-on minimum taxes, estimated taxes, payroll and employee withholding taxes, back up withholding and other withholding taxes, unemployment insurance, social security taxes, sales and use taxes, value added taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation and Pension Benefit Guaranty Corporation premiums, self dealing or prohibited transactions taxes, customs, duties, capital stock taxes, and other obligations of the same or of a similar nature to any of the foregoing, which the Group is required to pay, withhold or collect, whether disputed or not.

(iii) The term “Returns” shall mean all reports, estimates, declarations of estimated tax, claims for refund, information statements and returns required to be prepared or filed in connection with, any Taxes, employment agreement or Benefit Plan, including any schedule or attachment thereto, and including any amendments thereof.

(b) Returns Filed and Taxes Paid. All Returns required to be filed by or on behalf of any members of the Company Group prior to the Closing Date have been, or will be, duly filed on a timely basis, subject to any applicable extensions. Such Returns are true, correct and complete in all material respects. All Taxes owed by any members of the Group (whether or not shown on any Return) have been paid in full on a timely basis, and no other Taxes are owing or payable by the Company Group with respect to items or periods covered by such Returns or with respect to any taxable period ending prior to the date of this representation and warranty for which a Return was due prior to such date (except for any Taxes being contested in good faith by the Company or any other member of the Company Group). No claim has ever been made in writing by a Governmental Authority for any jurisdiction where any member of the Company Group does not file Returns that any such member is or may be subject to taxation by that jurisdiction. No Liens or attachments exist on or with respect to any of the assets of the Company Group or of any members thereof that arose in connection with any failure or alleged failure to pay any Taxes. Each member of the Company Group has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any officer, director, employee or agent (including, without limitation, any independent contractor, foreign person or other third Person) in compliance with all tax withholding provisions of applicable federal, state, local and foreign law (including, without limitation, income, social security, employment tax withholding, and withholding under Sections 1441 through 1446 of the Code). The Company and the Bank have timely complied with all requirements under Applicable Laws relating to information, reporting and withholding and other similar matters for customer and other accounts (including back up withholding and furnishing of Forms 1099 and all similar reports).

(c) No Excess Parachute Payments. Neither the Company Group nor any member thereof is a party to any agreement, contract, or arrangement that would, due to the consummation of the transactions contemplated hereby, result in (i) the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, or (ii) the payment of any form of compensation or reimbursement for any Tax incurred by any Person arising under Section 280G of the Code.

4.16 Transactions with Interested Persons. Except as disclosed in the SEC Reports or Section 4.16 of the Company Disclosure Schedule, no executive officer or director of the Company or the Bank nor, to the knowledge of the Company, any member of the immediate family of any such executive officer or director, is presently a party to any transaction with the Company or the Bank of the type or involving an amount that requires such transaction to be disclosed pursuant to Item 404 of

Regulation S-K. Except as disclosed in Section 4.16 of the Company Disclosure Schedule, neither the Company nor the Bank has any transactions with affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act.

4.17 Material Contracts. Except as set forth on Section 4.17 of the Company Disclosure Schedule or the SEC Reports, neither the Company nor the Bank is a party to or bound by any contract, commitment or other agreement (written or oral) that (a) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K), (b) imposes any non-competition, non-solicitation or similar covenants on the Company or the Bank, or (c) which would prohibit or materially delay the consummation of any of the transactions contemplated by this Agreement (each a “Company Material Contract” and collectively the “Company Material Contracts”). Each Company Material Contract is valid and binding on whichever of the Company or the Bank is a party thereto and, to the Company’s knowledge, each other party thereto, and is in full force and effect, and whichever of the Company or the Bank that is a party thereto has performed all of its material obligations required to be performed by it to the date hereof under each such Company Material Contract and, to the knowledge of the Company, each other party to each Company Material Contract has in all respects performed all material obligations required to be performed by it under such Company Material Contract, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company or the Bank. Neither the Company nor the Bank has received any written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract.

4.18 Indebtedness and Other Contracts. Except as set forth on Section 4.18 of the Company Disclosure Schedule or the SEC Reports, neither the Bank nor any of its Subsidiaries (a) has any outstanding Indebtedness in excess of $2,000,000, other than Indebtedness incurred in the ordinary course of business, or (b) is in violation of any term of or in default under any Company Material Contract relating to any Indebtedness, except where violation of any term is not expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to the Company.

4.19 Capital Ratios. As of December 31, 2010, the Bank’s Tier 1 risk-based capital ratio was not less than 9.6%, its total risk-based capital ratio was not less than 10.9% and its Tier 1 leverage ratio was not less than 7.4%.

4.20 Loan Portfolio and OREO.

(a) The Company has disclosed to the Purchasers or their representatives the following information as of March 31, 2011: (i) each Loan made by it or the Bank with a remaining principal balance exceeding $1,000,000 that was classified by the Company or the Bank as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and the accrued and unpaid interest on each such Loan, as of March 31, 2011, and the identity of the borrowers thereunder, (ii) the aggregate amount of the other Loans, by category of Loan (i.e., commercial, commercial real estate, construction and land development, and consumer), made by the Company or the Bank that, as of March 31, 2011, were classified as such, together with the aggregate principal amount of and aggregate accrued and unpaid interest thereon, and (iii) each asset of the Company or the Bank that was classified as “Other Real Estate Owned” and the book value thereof, it being understood and agreed that the Loans referenced in clauses (i) and (ii) of this sentence are inclusive of any Loans so classified by any Governmental

Entity. Except as set forth in Section 4.20(a) of the Company Disclosure Schedule, since March 31, 2011, there has been not been a material change in the value of such loans or REO that remain on the Company’s books or a material increase in the amount of such loans or REO.

(b) Each Loan in the Bank’s loan portfolio as of March 31, 2011 (a) is evidenced by notes, agreements or other evidences of Indebtedness that are true, genuine and what they purport to be, (b) to the extent carried on the books and records as a secured Loan, is secured by valid Liens which have been perfected and (c) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles. Each Loan in the Bank’s loan portfolio as of March 31, 2011 to the extent carried on the books and records as a secured Loan, is secured by valid Liens which have been perfected, except for Loans not secured by a deed of trust or mortgage that would not individually or in the aggregate have a Material Adverse Effect with respect to the Company or the Bank.

(c) The allowance for loan and lease losses (the “ALLL”) of the Company and the Bank is in compliance in all material respects with the Company’s existing methodology for determining the adequacy of its ALLL and is believed to be adequate as provided under the standards established by applicable Governmental Entities and the Financial Accounting Standards Board.

(d) Except as disclosed in Section 4.20(d) of the Company Disclosure Schedule, since January 1, 2010, no Person has made a written demand or written request on the Company or the Bank that either of them repurchase a loan sold or transferred by the Company or the Bank.

(e) Except as disclosed in Section 4.20(e) of the Company Disclosure Schedule, neither the Company nor the Bank has contingent liabilities for the potential repurchase of loans sold to any third party that either individually or in the aggregate exceeds $1,000,000.

4.21 Other Activities of the Company and the Bank.

(a) The Company engages, and since January 1, 2009 has engaged, only in activities permissible under the BHCA and applicable Federal Reserve Board regulations. The Bank engages, and since January 1, 2009 has engaged, only in activities permissible under applicable California Financial Code and Federal Reserve Board and FDIC regulations.

(b) Neither the Company nor the Bank, nor any officer or employee of the Company or the Bank acting in an agency capacity on behalf of either of them, is authorized to engage in or conduct, and does not engage in or conduct (i) any insurance activities, whether as principal, agent, broker or otherwise, or (ii) any securities sales, underwriting, brokerage, or investment management activities, whether as principal or agent, either directly or under contractual or other arrangements with third parties.

(c) Neither the Company nor any of its Subsidiaries engages in any trust activities.

4.22 Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company:

(a) Each of the Company and the Bank (i) is, and since January 1, 2009 has been (except with respect to matters that have been fully and finally settled or resolved), in material compliance with, and is not subject to any material liability with respect to, applicable Environmental Laws, (ii) holds or has applied for all Environmental Permits necessary to conduct its current operations, and (iii) is, and since January 1, 2009 has been (except with respect to matters that have been fully and finally settled or resolved), in material compliance with its respective Environmental Permits.

(b) Neither the Company nor the Bank has received any written notice, demand, letter, claim or request for information alleging that the Company or the Bank may be in violation of, or liable under, any Environmental Law.

(c) Since January 1, 2009, neither the Company nor the Bank (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to (A) compliance with Environmental Laws or Environmental Permits or (B) the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or, to the knowledge of the Company, threatened with respect thereto, or (ii) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

(d) None of the real property owned or leased by the Company or the Bank is listed or, to the knowledge of the Company, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

(e) To the Company’s knowledge, there are no past or present conditions, circumstances, or facts that are reasonably expected to (i) interfere with or prevent continued compliance by the Company or the Bank with Environmental Laws and the requirements of Environmental Permits, (ii) give rise to any material liability or other material obligation under any Environmental Laws, or (iii) form the basis of any claim, action, suit, proceeding, or investigation against or involving the Company or the Bank based on or related to any Environmental Law which, if adversely determined against the Company or the Bank, would have a Material Adverse Effect on the Company.

4.23 Properties.

(a) Each of the Company and the Bank has good title to or a valid leasehold interest in all of its properties and assets free of any Liens except for Permitted Liens and, in the case of a leasehold interest, the terms and conditions of the lease to which it is subject.

(b) Section 4.23 of the Company Disclosure Schedule contains a complete and correct list of (i) all real property or premises (other than OREO) owned on the date hereof, in whole or in part by the Company or the Bank, and (ii) all real property or premises leased or subleased in whole or in part by the Company or the Bank, together with a list of all of the leases under which such properties or premises are leased or subleased and the name of the lessors thereof. None of such premises or properties have been condemned or otherwise taken by any public authority and to the knowledge of the Company: (x) no condemnation or taking is threatened or contemplated (y) no such real property is subject to any claim, contract or law which might materially and adversely affect its value or the use for the purposes now made of it by the Company or the Bank (except, in the case of any leased or subleased property, as may be and to the extent set forth in its lease or sublease) and (z) no such property is subject to any interests of third parties or other restrictions or limitations that would impair or be inconsistent with the current use of such property being made by the Company or the Bank, except as may would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company and except, in the case of any leased or subleased property, as may be and to the extent set forth in its lease or sublease.

(c) Each of the leases referred to in the Company Disclosure Schedule is in full force and effect and (i) neither the Company nor the Bank, or to the knowledge of the Company the other party thereto is in default of any such lease (ii) no written notice of a claim of default by any party has been delivered to the Company or the Bank, and (ii) there does not exist any event known to the Company or the Bank that, with notice or the passing of time, or both, would constitute a default by the Company or the Bank.

4.24 Accounting Records; Data Processing.

(a) The Company and the Bank maintain records that fairly reflect, in all material respects, its material transactions and dispositions of material assets and the Company maintains a system of internal accounting controls, policies and procedures that has been designed to insure that (i) such transactions are executed in accordance with management’s general or specific authorization, (ii) such transactions are recorded in conformity with GAAP and in such a manner as to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets and liabilities is compared with existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any material differences, and (v) records of such transactions are retained, protected and duplicated in accordance with prudent banking practices and applicable regulatory requirements.

(b) The data processing equipment, data transmission equipment, related peripheral equipment and software used by the Company or the Bank in the operation of their respective businesses (including any disaster recovery facility) to generate and retrieve such records (whether owned or leased by the Company or the Bank, or provided under any agreement or other arrangement with a third party for data processing services) are adequate for the current data processing needs of the Company and the Bank.

4.25 Insurance. The Company and the Bank are insured with reputable insurers under policies of insurance covering such risks and in such amounts as are prudent in accordance with prevailing banking industry practices. Except as disclosed in Section 4.25 of the Company Disclosure Schedule, all such policies of insurance, or predecessor policies covering similar risks, have been in full force and effect continuously during the past (5) years. Neither the Company nor the Bank has been refused any insurance coverage sought or applied for, and neither the Company nor the Bank has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect with respect to the Company.

4.26 Intellectual Property. The Company and the Bank own or have valid rights or licenses to use all Intellectual Property necessary to conduct or used in their respective businesses, free and clear of any Liens (other than Permitted Liens and the provisions of those licenses), and have not received written notice of infringement or violation of any Intellectual Property which would reasonably be likely to have, individually and in the aggregate, a Material Adverse Effect with respect to the Company. To the Knowledge of the Company, the operation of the business of the Company and the Bank do not infringe or violate the Intellectual Property of any third party. None of the Company’s and the Bank’s registered, or applied for, Intellectual Property have expired or terminated or have been abandoned, or are expected to expire or terminate or expected to be abandoned, within three years from the date of this Agreement. There is no claim, action or proceeding that has been brought, or, to the knowledge of the Company, has been threatened, against the Company or the Bank regarding its Intellectual Property. To the knowledge of the Company, there are no facts or circumstances affecting the Company or the Bank which might give rise to any of the foregoing infringements or claims, actions or proceedings. The Bank and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their Intellectual Property Rights. Each of the Company and the Bank has performed all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing, except for any defaults that do not and are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to the Company.

4.27 Brokered Deposits. Except as listed in Section 4.27 of the Company Disclosure Schedule, the Bank does not have any brokered deposits, as such deposits are defined by the regulations of the FDIC at 12 C.F.R. § 337.6(9)(2).

4.28 Brokers. Except as disclosed in Section 4.28 of the Company Disclosure Schedule, the Company has not employed any investment banker, broker, financial advisor or finder in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with the transactions contemplated hereby.

4.29 Risk Management Instruments, Derivatives and Equity Securities.

(a) Section 4.29 of the Company Disclosure Schedule contains a true, correct and complete list of all Derivative Instruments (as hereinabove defined) to which the Company or the Bank is a party or by which any of their respective properties or assets may be bound and which are material, either individually or in the aggregate, to the Company. Except as listed in Section 4.29 of the Company Disclosure Schedule, neither the Company nor the Bank is a party to or has agreed to enter into any interest rate swaps, caps, floors, collars, option agreements, exchange traded or over-the-counter equity. Neither the Company nor the Bank owns any securities that are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes,” or “capped floating rate mortgage derivatives.”

(b) All of the Derivative Instruments listed in Section 4.29 of the Company Disclosure Schedule were entered into in the ordinary course of business, in accordance with prudent banking practice and in compliance with all applicable rules, regulations and policies of applicable Governmental Authorities (except for any instances of non-compliance which have not and are not reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company), with counterparties believed to be financially responsible at the time. Each of such Derivative Instruments is a legal, valid and binding obligation of the Company or the Bank and, to the knowledge of the Company, of the counterparties thereto. The Company and the Bank have performed in all material respects all of their respective obligations thereunder to the extent that such obligations to perform have accrued. Neither the Company, the Bank, nor to the knowledge of the Company, any other party thereto, is in breach, violation or default of any material obligations under such agreement or arrangement, which, individually or in the aggregate, have had or are reasonably expected to have a Material Adverse Effect with respect to the Company.

4.30 Confidentiality. Each of the Company and the Bank maintains adequate safeguards to protect and maintain the confidentiality of the non-public personally identifiable information of its customers and consumers in accordance with the GLB Act and other Applicable Laws and has maintained the confidentiality of its customer lists, and has not granted to any third parties any rights to use such customer lists, including, without limitation, for purposes of soliciting the Bank’s customers or consumers.

4.31 Exchange Act Registration, NASDAQ. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the NASDAQ Global Select Market and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the NASDAQ Global Select Market, nor has the Company received any notification that the SEC, the NASDAQ Global Select Market, or any Governmental Authority is contemplating terminating such registration or listing.

4.32 Mortgage Banking Business. Except as has not had and would not have a Material Adverse Effect or as may otherwise be set forth in Section 4.32 of the Company Disclosure Schedule:

(a) The Company and the Bank have complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loans originated, purchased or serviced by the Company or the Bank since January 1, 2009 has satisfied in all material respects, (i) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the obligations of the Company or the Bank relating to mortgage loans set forth in any agreement between the Company or the Bank and any Mortgage Finance Agency, Loan Investor or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Mortgage Finance Agency, Loan Investor or Insurer and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan, except for failure to comply or satisfy that have not had and are not reasonably expect to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b) No Mortgage Finance Agency, Loan Investor or Insurer has (i) made a claim in writing to the Company or the Bank that either of them has violated or has not complied in any material respects with the applicable underwriting standards with respect to mortgage loans sold by the Company or the Bank to a Loan Investor or Mortgage Finance Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (ii) imposed in writing any material restrictions on the activities (including commitment authority) of the Company or the Bank, (iii) sought to have the Company or the Bank repurchase a mortgage loan, or (iv) indicated in writing to the Company or the Bank that it has terminated or intends to terminate its relationship with the Company or the Bank for poor performance, poor loan quality or concerns with respect to the Company’s or the Bank’s compliance with applicable laws except, in each case, for any instances that, either individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on the Company. Except as disclosed in Section 4.32(b) of the Company Disclosure Schedule, neither the Company nor the Bank has any contingent liabilities for the potential repurchase of mortgage loans sold to any third party which, either individually or in the aggregate, exceeds $2,000,000.

(c) For purposes of this Section 4.32:

(i) “Mortgage Finance Agency” shall mean the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (i) authority to determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Company or any Company Subsidiary or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including without limitation state and local housing finance authorities.

(ii) “Loan Investor” shall mean any person (including a Mortgage Finance Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by the Company or the Bank or a security backed by or representing an interest in any such mortgage loan; and

(iii) “Insurer” means a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by the Company or any Company Subsidiary, including, the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

4.33 S-3 Eligibility. The Company is eligible to use a registration statement on Form S-3 (or any successor form) for a resale of the Conversion Shares to be made on a continuous or delayed basis pursuant to Rule 415 under the Securities Act.

4.34 Application of Takeover Protections; Rights Agreement. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Articles, any certificates of determination or the laws of the jurisdiction of its formation or incorporation which is or could become applicable to each Purchaser as a result of the transactions contemplated by this Agreement and the Other Transaction Documents, including, without limitation, the Company’s issuance of the Series B Shares and any Purchaser’s ownership of the Series B Shares. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock.

4.35 No General Solicitation; Placement Agent’s Fees. Neither the Company, the Bank nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Series B Shares. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for persons engaged by any Purchaser or its investment advisor) relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold each Purchaser harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any such claim. The Company acknowledges that it has engaged Keefe, Bruyette & Woods, Inc. as placement agent (the “Agent”) in connection with the sale of the Series B Shares. Other than the Agent, neither the Company nor the Bank has engaged any placement agent or other agent in connection with the sale of the Series B Shares.

4.36 No Integrated Offering. The Company has not sold or issued, or will sell or issue any securities that would be integrated with the offering of the Series B Shares contemplated by this Agreement pursuant to the Securities Act and the rules and regulations or the interpretations thereunder of the SEC. None of the Company, any of its Affiliates, and any Person acting on their behalf has made, or will make, directly or indirectly, any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Series B Shares to require approval of stockholders of the Company for purposes of any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated. None of the Company, its Affiliates and any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would cause the offering of the Series B Shares to be integrated with other offerings for purposes of any such applicable stockholder approval provisions.

4.37 Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Purchased Shares to each Purchaser hereunder will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

4.38 U.S. Real Property Holding Corporation. The Company is not, has never been, and does not contemplate becoming a U.S. real property holding corporation within the meaning of Section 897 of the Code, and the Company shall so certify upon any request by any Purchaser.

4.39 Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its SEC Reports and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect with respect to the Company.

4.40 Manipulation of Price. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Purchased Shares, (ii) other than with respect to the Agent, sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Purchased Shares, or (iii) other than with respect to the Agent, paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

4.41 Acknowledgement Regarding Purchaser’s Trading Activity. The Company understands and acknowledges (i) that none of the Purchasers have been asked by the Company or the Bank to agree, nor has any Purchaser agreed with the Company or the Bank, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Purchased Shares for any specified term; (ii) that any Purchaser, and counterparties in “derivative” transactions to which any such Purchaser is a party, directly or indirectly, presently may have a “short” position in the Common Stock, and (iii) that each Purchaser shall not be deemed to have any affiliation with or control over any arm’s length counterparty in any “derivative” transaction. The Company further understands and acknowledges that (x) one or more Purchaser may engage in hedging and/or trading activities at various times during the period that the Purchased Shares, Series C Shares and Conversion Shares are outstanding, and (y) such hedging and/or trading activities, if any, can reduce the value of the existing stockholders’ equity interest in the Company both at and after the time the hedging and/or trading activities are being conducted. The Company acknowledges that such aforementioned hedging and/or trading activities do not constitute a breach of this Agreement, the Other Transaction Documents, the Series B Certificate of Determination, the Series C Certificate of Determination or any of the documents executed in connection herewith provided, however, that the Company makes no representations or warranties as to the effect that such hedging and/or trading activities may have on the duration of the holding period for which the Purchased Shares, Series C Shares and Conversion Shares must be held for a Purchaser to be able to sell or otherwise transfer the Purchased Shares, Series C Shares and Conversion Shares pursuant to Rule 144 under the Securities Act either subject to or free of the volume or other restrictions thereunder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Each Purchaser hereby represents and warrants, severally and not jointly, to the Company, as of the date hereof, the statements contained in this Article V hereof are true and correct, except as otherwise set forth in the corresponding sections or subsections of the Purchaser Disclosure Schedules:

5.1 Authorization; Corporate/Limited Liability Company/Partnership Power. Such Purchaser is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as the case may be) and has all requisite corporate, limited liability company or partnership (as the case may be) power and authority to execute and deliver this Agreement, to purchase the Series B Shares it has agreed to purchase hereunder and to carry out and perform its obligations under the terms of this Agreement and the transactions contemplated hereby. Such Purchaser’s board of directors or other governing body (as the case may be) has duly approved and authorized the execution and delivery of and the performance by such Purchaser of its obligations under this Agreement. No other corporate, limited liability or partnership proceedings (as the case may be) on the part of such Purchaser are necessary to approve and authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement (assuming this Agreement is a legally valid and binding obligation of the Company) constitutes a valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except as the enforceability thereof may be subject to or limited by (a) bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws, now or hereafter in effect, relating to or affecting the rights of creditors, and (b) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

5.2 Agreement Not in Contravention; Consents.

(a) The execution, delivery and performance of this Agreement, the Investors Rights Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby by such Purchaser do not and will not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to modify, terminate or accelerate, or cause the modification, termination or acceleration of, any right, benefit or Liability under, (v) result in the creation of any Lien upon the properties or assets of such Purchaser under, or (vi) or (ii) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Governmental Authority or any other Person, under the provisions including but not limited to (w) any provision of the articles of incorporation, partnership agreements, bylaws, the articles of formation, operating agreement or any other governing instruments of such Purchaser or its general partners or managers, (x) any contracts or agreements to which such Purchaser or its general partners or managers or any of their respective assets are subject or bound, (y) any material License or (z) any law, rule or regulation applicable to such Purchaser, or any judgment, order or decree or other restriction of any Governmental Authority by which such Purchaser or its general partners or managers are bound or subject, in each case (except where such conflict, breach, default, violation, modification, termination, or acceleration, or failure to obtain any authority, consent, approval, exemption or other action or to give any notice or make any policy would not, either individually or in the aggregate, materially adversely affect the ability of such Purchaser to consummate the transactions contemplated by this Agreement and the Other Transaction Documents.

(b) No approval, consent or other action by, notice to, or registration or filing with, any Person is necessary for such Purchaser to enter into this Agreement or for it to perform its obligations hereunder without a violation of any law, rule or regulation applicable to such Purchaser (except where failure to obtain any approval or consent, or to give any notice or make any filing would not, either individually or in the aggregate, materially adversely affect the ability of such Purchaser to consummate the transactions contemplated by this Agreement and the Other Transaction Documents.

5.3 Purchase for Own Account. The Series B Shares to be purchased by such Purchaser hereunder will be acquired for investment and only for such Purchaser’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and the Purchaser has no present intention of publicly selling, granting, any participation in, or otherwise distributing the same; provided, that, by making the representations herein, other than as set forth herein, such Purchaser does not agree to hold any of the Series B Shares for any minimum period of time and reserves the right at all times to sell or otherwise dispose of all or any part of such Series B Shares pursuant to an effective registration statement under the Securities Act or under an exemption from such registration (provided that such Purchaser complies with the conditions thereof) and in compliance with applicable federal and state securities laws.

5.4 Disclosure of Information. Such Purchaser or it officers or other representatives, acting on its behalf, have received or have had full access to all the information which it or they considered necessary or appropriate to make an informed investment decision with respect to the purchase of the Series B Shares and the execution and delivery of this Agreement by it. Such Purchaser or its officer or other representative have had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Series B Shares and the Company and the Bank and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to such Purchaser or its officers or other representatives to which they or any of them had access.

5.5 Investment Experience. Such Purchaser understands and agrees as follows: (i) neither the Series B Shares, the Series C Shares, nor the Conversion Shares have been registered under the Securities Act or under any state securities laws, (ii) such Series B Shares and Conversion Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the representations and warranties of the Purchasers contained in this Agreement, and (iii) the purchase of the Purchased Shares by such Purchaser involves substantial risks. Such Purchaser is an experienced investor, having heretofore invested in a number of banks and bank holding companies, and such Purchaser further acknowledges and represents that: (x) it is able to fend for itself, can bear the economic risk of its investment in the Purchased Shares and Conversion Shares and has such knowledge and experience in financial or business matters that such Purchaser is capable of evaluating the merits and risk of this investment and/or (y) has a preexisting personal or business relationship, either directly through its officers, directors, managers or general partner, with the Company or its directors, executive officers or controlling persons of a nature and duration that enable such Purchaser to be aware of the character, business acumen and financial circumstances of such persons.

5.6 Accredited Purchaser Status. Such Purchaser is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act, as amended.

5.7 Restricted Securities. Such Purchaser understands and agrees as follows: (i) the Purchased Shares, Series C Shares and the Conversion Shares constitute “restricted securities” under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering, (ii) subject to limited exceptions, the Purchased Shares, Series C Shares and the Conversion Shares may be not resold, disposed of or transferred, in whole or in part, without registration under the Securities Act, and (iii) such Purchaser must bear the economic risk of this investment indefinitely unless the Purchased Shares, Series C Shares and the Conversion Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Such Purchaser understands that (x) the Company has no present intention of registering the Purchased Shares, Series C Shares and the Conversion Shares except as described in the Registration Rights Agreement and (y) there is no assurance that any exemption from registration under Securities Act will be available and that, even if available, such exemption may not allow the Purchaser to transfer all or any portion of its Purchased Shares, Series C Shares and the Conversion Shares under the circumstances, in the amounts or at the times such Purchaser might propose and, nevertheless, such Purchaser is willing to accept and assume such risks. Such Purchaser is aware of the provisions of Rule 144 of SEC, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act on the Purchased Shares, Series C Shares and the Conversion Shares.

5.8 Residence. If a Purchaser is a partnership, corporation, limited liability company or other entity, then such Purchaser resides in the office or offices of such Purchaser in which its investment decision was made, which is located at the address or addresses of such Purchaser set forth on Exhibit A hereto.

5.9 Brokers’ and Finders’ Fees. Neither such Purchaser, nor its officers, general partners, managers or any other person on its behalf, has incurred, and none of them will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the transactions contemplated hereby.

ARTICLE VI

SIGNING AND CLOSING CONDITIONS

6.1 Conditions to the Parties’ Obligations to Sign and Close. The Parties contemplate that the Closing will occur simultaneously with the execution of this Agreement by each Party hereto. Nonetheless, in order to facilitate the concurrent execution and delivery of and consummation of the transactions contemplated by this Agreement by the Parties, set forth below are the conditions precedent thereto, any or all of which may be waived, in whole or in part, to the extent permitted by Section 10.7 and Applicable Law.

(a) Conditions Precedent to Execution and Delivery of and Consummation of this Agreement by All Parties.

(i) Approvals. All consents, approvals, filings and authorizations of any Governmental Entity or third party required to be obtained by the Company or any of the Purchasers, respectively, to permit the Company and the Purchasers to execute and deliver and consummate the transactions contemplated by this Agreement, as set forth on Section 6.1(a)(i) of the Company Disclosure Schedule or the Purchasers Disclosure Schedule, respectively, shall have been obtained and no such consents, approvals or authorizations shall contain any conditions, restrictions or requirements which would reasonably be expected to materially and adversely affect or impose any burdensome conditions on any of the Parties hereto or that would, following the Closing Date, have a Material Adverse Effect with respect to Company or a material adverse effect on the ability of such Purchaser to consummate the transaction contemplated by this Agreement and the Other Transaction Documents.

(ii) No Order; No Litigation. No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or other order (in each case, whether temporary, preliminary or permanent) which is in effect and prevents or prohibits consummation of the transactions contemplated by this Agreement and no litigation or court or administrative proceeding shall be pending against any of the Parties by any Governmental Entity or third party seeking to restrain, enjoin, prevent or otherwise prohibit consummation of the transactions contemplated hereby.

(iii) Purchase Price. The Company has received an aggregate Purchase Price of Eleven Million Two Hundred Thousand Dollars ($11,200,000) from the Purchasers, severally and not jointly in the amounts set forth opposite each Purchaser name on Exhibit A hereto; provided however that this condition shall be satisfied if at or concurrently with the Closing, the Company receives such amounts.

(b) Conditions Precedent to Execution and Delivery of and Consummation of this Agreement by the Purchasers.

(i) Representations and Warranties of the Company. The representations and warranties of the Company set forth in this Agreement shall have been true and correct in all material respects (if not qualified as to materiality) and true and correct (if so qualified) when made, provided that to the extent that any such representations and warranties were made as of a specified date, such representations and warranties shall continue on the Closing Date to have been true as of such specified date and not as of the Closing.

(ii) Performance of Covenants by the Company. The Company shall have performed in all material respects all of its agreements and covenants in this Agreement required to be performed by it in order for the Parties to execute and deliver this Agreement and consummate the transactions contemplated hereby.

(iii) NASDAQ Global Select Market. The Common Stock (A) shall be listed on the NASDAQ Global Select Market and (B) shall not have been suspended, as of the Closing Date, by the SEC or the NASDAQ Global Select Market from trading on the NASDAQ Global Select Market nor shall suspension by the SEC or the NASDAQ Global Select Market have been threatened, as of the Closing Date, either (1) in writing by the SEC or the NASDAQ Global Select Market or (2) by falling below the minimum listing maintenance requirements of the NASDAQ Global Select Market.

(iv) Capital Ratios. After giving effect to the transactions contemplated by this Agreement, the Bank’s Tier 1 risk-based capital ratio shall not be less than 11.27%, its total risk-based capital ratio shall not be less than 12.5% and its Tier 1 leverage ratio shall not be less than 8.5%.

(v) Filing of Certificates of Determination. Prior to its execution and delivery of this Agreement, the Company shall have caused the Series B Certificate of Determination and the Series C Certificate of Determination to have been filed with and accepted by the California Secretary and at the Closing shall provide evidence thereof to the Purchasers or their counsel.

(vi) Execution and Delivery of the Other Transaction Documents. At the Closing and concurrently with its execution and delivery of this Agreement, the Company shall have executed and delivered (A) the Investor Rights Agreements, the Registration Rights Agreement, the Common Stock Purchase Agreement and the Additional Series B Stock Purchase Agreement in substantially the forms of Exhibits D, E, F and G hereto, respectively, and (B) the Series B Stock Certificates pursuant to Section 3.1(a) and the Officer’s and other Certificates referenced in Section 3.1(b) above.

(vii) No Material Adverse Effect. There shall not have been since March 31, 2011 a Material Adverse Effect with respect to the Company and its Subsidiaries considered as a whole.

(c) Conditions Precedent to Execution and Delivery of and Consummation of this Agreement by the Company.

(i) Representations and Warranties of the Purchasers. The representations and warranties of each of the Purchasers set forth in this Agreement shall have been true and correct in all material respects (if not qualified as to materiality) and true and correct (if so qualified) when made; provided, however, that this condition precedent shall be deemed to have been satisfied if the failure of any such representations and warranties (without giving effect to any qualifications as to materiality, “material adverse effect” or similar terms and phrases contained therein) to be true and correct individually or in the aggregate has not resulted in or constituted, and would not have, a material adverse effect with respect to the ability of such Purchaser to consummate the transactions contemplated by this Agreement and the Other Transaction Documents, or a material adverse effect on the availability of the registration exemption provided by Regulation D under the Securities Act for the offer and sale by the Company of the Series B Shares and the Series B Conversion Shares pursuant to this Agreement; and provided, further, that to the extent that any such representations and warranties were made as of a specified date, such representations and warranties shall continue on the Closing Date to have been true as of such specified date and not as of the Closing.

(ii) Performance of Covenants of Purchasers. Each of the Purchasers shall have performed, severally and not jointly, in all material respects all of its respective agreements and covenants in this Agreement required to be performed by it in order for the Parties to execute and deliver this Agreement and consummate the transactions contemplated hereby, including payment of the Purchase Price of the Series B Shares it is purchasing hereunder as provided in Section 3.2 hereof.

(iii) Execution and Delivery of the Other Transaction Documents. At the Closing and concurrently with its execution and delivery of this Agreement, each Purchaser shall have executed and delivered all of the Other Transaction Documents required to be executed and delivered by it as provided in Section 3.2 hereof.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification by the Company. On the terms and subject to the conditions and limitations set forth hereinafter in this Article VII, the Company agrees to indemnify and hold harmless and defend the Purchasers, and their respective managers, general partners, officers, directors, employees and agents and each Person (other than the Company and the Bank), if any, who controls, or is under the control of, any of the Purchasers within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, including the Purchasers, an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any and all Losses that are incurred by the Indemnified Parties that are caused directly by or result directly from any inaccuracy in or breach of any representation or warranty or covenant of the Company contained in this Agreement, as the same may have been modified by the Company Disclosure Schedules or SEC Reports, other than such portion of any actual or threatened claims or actual Losses to the extent attributable to the acts, errors or omissions on the part of any Purchaser. Notwithstanding the foregoing, the Company agrees to indemnify each Purchaser and its associated Indemnified Parties from and against any consequential damages that are caused directly or indirectly by or result directly or indirectly from a breach described in this Section 7.1, but only if and to the extent such consequential damages incurred by such Purchaser and its associated Indemnified Parties, in the aggregate, exceed five percent (5.0%) of the aggregate Purchase Price paid by such Purchaser for the Series B Shares it purchased under this Agreement; provided, further, that the Company shall not indemnify any Indemnified Party for any portion of any consequential damages to the extent attributable to the acts, errors or omissions on the part of any Purchaser.

7.2 Maximum Liability of the Company. Notwithstanding anything to the contrary that may be contained in this Article VII or elsewhere in this Agreement, the maximum aggregate dollar amount of Losses, including consequential damages, for which the Company shall have liability to a Purchaser and its managers, general partners, officers, directors, employees and agents and each Person (other than the Company and the Bank), if any, who controls, or is under the control of, such Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, whether pursuant to this Article VII or otherwise, shall not exceed the aggregate Purchase Price paid by such Purchaser for the Series B Shares it has purchased pursuant to this Agreement.

7.3 Time Limits on Indemnification.

(a) Time Limit on Indemnification Obligations. The Company shall not have any liability to any Indemnified Party with respect to any Indemnification Claim which is not asserted on or before the three (3) year anniversary of the Closing Date (the “Indemnity Termination Date”).

(b) Pending Claims. Notwithstanding anything to the contrary contained above in this Section 7.3, the occurrence of the Indemnity Termination Date shall not affect any Indemnification Claim or an Indemnified Party’s right to recover any Losses that are the subject of that Claim, if the Claims Notice (as hereinafter defined) with respect thereto had been given to the Company prior to the Indemnity Termination Date (a “Pending Indemnity Claim”).

7.4 Procedures for Indemnification.

(a) Indemnification Claims. Following receipt from an Indemnified Party, of a written notice (a “Claims Notice”) asserting a claim for indemnification under this Article VII (an “Indemnification Claim”) prior to the Indemnity Termination Date, the Company shall have forty-five (45) days to make such investigation of the Indemnification Claim as the Company considers desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Company the material information relied upon by the Indemnified Party to substantiate its Indemnification Claim and such forty-five (45) day period shall not commence until such information has been provided to the Company. If the Indemnified Party and the Company agree, at or prior to the expiration of such forty-five (45) day period (or any mutually agreed upon extension thereof), to the validity of the Indemnification Claim and amount of the Losses that the Indemnified Party is entitled to recover in respect of such Indemnification Claim from the Company (the “Undisputed Amount”), the Company shall immediately pay to the Indemnified Party the Undisputed Amount, thereof together with interest, from the date the Claims Notice was received by the Company to the date of payment of such Undisputed Amount, at a rate equal to the then applicable U.S. Treasury Rate for short term Indebtedness.

(b) Third Party Claims. If any claim or demand is asserted or any action, suit or other proceeding is filed or brought against an Indemnified Party by any third party, in respect of which a right to indemnification under this Article VII may apply (a “Third Party Claim”), the Indemnified Party shall promptly provide to the Company a Claims Notice with respect to such Third Party Claim, provided that a failure to provide such a Claims Notice to the Company in a prompt manner shall not preclude any indemnification under this Article VII, unless the Company is materially prejudiced by such failure. The Company, at its sole expense, shall have the right, exercisable by written notice to the Indemnified Party, given within fifteen (15) days after receipt of such Claims Notice, to assume, control, defend against, negotiate and otherwise deal with such Third Party Claim, with counsel reasonably acceptable to the Indemnified Party (which acceptance shall not be unreasonably withheld or delayed); provided, however, that the Company carries out such defense in a diligent and bona fide manner. The Indemnified Party may participate in the defense of any such Third Party Claim which the Company is defending as provided in this Section 7.4(b) with counsel selected by the Indemnified Party solely at the cost and expense of the Indemnified Party. If the Company does not assume or diligently conduct the defense of a Third Party Claim in accordance with this Section 7.4(b), or the assumption of the defense of the Third Party Claim by the Company is reasonably likely to materially prejudice the Indemnified Party, then the Indemnified Party shall have the right to control such defense at the cost and expense of the Company. The party controlling the defense of such Third Party Claim shall keep the other party advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith the recommendations made by the other party with respect thereto. Neither the Indemnified Party nor the Company shall have the right to settle any Third Party Claim without the consent of the other, which consent shall not be unreasonably withheld or delayed. The Company and each Indemnified Party shall cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim.

(c) Information Required in a Claims Notice. No Indemnification Claim asserted hereunder shall be effective and the Company shall have no liability hereunder for or with respect to such Claim, unless the Claims Notice with respect thereto (i) identifies the facts or circumstances then known to the Indemnified Party that are alleged to give rise to such Indemnification Claim in reasonable detail and a good faith estimate of the Losses for which the Indemnified Party is seeking indemnification hereunder based on the facts and circumstances known to the Indemnified Party at the time such Indemnification Claim is made and (ii) is delivered to the Company prior to the Indemnification Termination Date set forth in Section 7.3(a).

7.5 Other Provisions Applicable to Indemnification Claims.

(a) No Duplication of Indemnification Payments. All Indemnification Payments shall be calculated without duplication, including in any case in which (i) more than one of the Indemnified Parties seeks indemnification for the same Losses, or (ii) any events or circumstances giving rise to a breach of a particular representation or warranty contained in this Agreement also constitutes a breach of one or more other representations or warranties of the Company contained in contained in this Agreement, or (iii) any Indemnified Party seeks to recover the same Losses from more than one of the Indemnifying Parties.

(b) No Special or Punitive Losses. Notwithstanding anything to the contrary that may be contained elsewhere in this Agreement, Losses shall not include, and the Company shall not be liable under this Agreement for, any lost profits or special, exemplary or punitive damages except awarded pursuant to a Third Party Claim.

(c) Corporate Obligation. The indemnification obligations of the Company hereunder are corporate obligations and in no event and under no circumstance shall any officer, director, employee, agent or representative of the Company or the Bank have any personal liability to any Purchaser or any of the Indemnified Parties under this Article VII.

(d) Insurance Proceeds. If an Indemnified Party receives any insurance proceeds with respect of or for any Losses for which it has theretofore been indemnified by the Company, the Indemnified Party shall forthwith reimburse the Company in an amount equal to the lesser of (i) the amount of such insurance proceeds, net of actual third party expenses incurred by the Indemnified Party, or (ii) the amounts paid by the Company to the Indemnified Party in respect of such Losses (“Indemnification Payments”). If such insurance proceeds are paid to the Indemnified Party prior to the time that the Company has made such Indemnification Payments, those insurance proceeds shall be credited against and to that extent shall reduce the amount of the Indemnification Payments that would otherwise be due hereunder by the Company to the Indemnified Party.

(e) Third Party Contribution or Reimbursement. Any Losses for which an Indemnified Party is determined to be entitled to indemnification hereunder shall be reduced by an amount equal to any contribution or other similar payment or reimbursement actually recovered or received by the Indemnified Party from any third Person with respect thereto.

7.6 Exclusivity. Notwithstanding any other provision to the contrary that may be contained elsewhere in this Agreement, except in the case of fraud, the parties agree that this Article VII shall contain the sole monetary rights and monetary remedies of each Purchaser for or in respect of any breach of the Company’s representations and warranties or covenants contained in this Agreement, including the right to recover money damages for or in respect of any Losses suffered or incurred by any of them and each Purchaser hereby expressly, with the intent to be legally bound, and forever waives any rights, both contractual and statutory, to seek or recover any monetary damages or awards for or in respect of any such breach or any such Losses, except in accordance with and subject to the terms, conditions and limitations set forth in this Article VII. Without limiting the generality of the foregoing, each Purchaser agrees not to assert any claims or bring any action or proceeding against the Company or the Bank, under Rule 10b-5 of the Exchange Act. However, nothing in this Agreement shall limit any right to obtain or be awarded any non-monetary equitable remedy, including a temporary, preliminary or permanent injunction or an order of specific performance.

ARTICLE VIII

ADDITIONAL AGREEMENTS OF THE PARTIES

8.1 Legends.

(a) Each Purchaser acknowledges that all certificates or other instruments representing the Purchased Shares, Series C Shares and Conversion Shares subject to this Agreement may, at the option of the Company, bear a restrictive legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND SUCH SECURITIES MAY NOT BE SOLD, OTHERWISE DISPOSED OF OR TRANSFERRED, IN WHOLE OR IN PART, EXCEPT PURSUANT TO A

REGISTRATION STATEMENT RELATING THERETO UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS OR SOLD, TRANSFERRED OR ASSIGNED PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

(b) Compliance with Securities Act. Each Purchaser agrees not to sell or transfer any of the Purchased Shares, Series C Shares and the Conversion Shares other than in a transaction that is registered under the Securities Act or is exempt from the registration requirements of the Securities Act. If a Purchaser asks the Company to register a transfer of the Purchased Shares, Series C Shares and the Conversion Shares in a transaction that is not registered under the Securities Act or sold, assigned or transferred pursuant to Rule 144 (if the transferor is not an Affiliate of the Company), the Company may refuse to register such transfer until it receives an opinion of counsel or other evidence that is reasonably satisfactory to the Company, that the sale or transfer is exempt from the registration requirements of the Securities Act. Notwithstanding the foregoing, the Purchased Shares, Series C Shares and Conversion Shares may be pledged in connection with a bona fide margin account or other bona fide loan or financing arrangement secured by the Purchased Shares, Series C Shares and Conversion Shares and such pledge of Purchased Shares, Series C Shares and Conversion Shares shall not be deemed to be a transfer, sale or assignment of the Purchased Shares, Series C Shares and Conversion Shares hereunder, and any Purchaser effecting such a pledge shall not be required to provide the Company with any other delivery with respect thereto pursuant to this Agreement or any other Transaction Document; provided, that in order to make any sale, transfer or assignment of Purchased Shares, Series C Shares and Conversion Shares, such Purchaser and its pledgee makes such disposition in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

(c) Removal of Legends. The restrictive legend set forth in Section 8.1(a) above shall be removed and the Company shall issue a certificate without such restrictive legend or any other restrictive legend to the holder of the applicable Purchased Shares, Series C Shares and Conversion Shares upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at the Depository Trust Company, (i) if and when such Purchased Shares, Series C Shares and Conversion Shares are sold pursuant to a resale registration statement that has been declared effective under the Securities Act and the Company has received from such holder a certification that such sale has been made in the manner described in the section of such registration statement entitled “Plan of Distribution” or otherwise describing the manner in which the securities registered thereunder are to be sold, (ii) upon request, if such Purchased Shares, Series C Shares and Conversion Shares are sold or transferred pursuant to Rule 144 (if the transferor is not an Affiliate of the Company) or otherwise pursuant to an exemption from registration under the Securities Act, or (iii) upon request, if such Purchased Shares, Series C Shares and Conversion Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such securities and without volume or manner-of-sale restrictions, provided, that, in the case of the foregoing clauses (ii) and (iii), if requested by the Company, the holder of such Purchased Shares, Series C Shares and Conversion Shares has furnished or caused to be furnished a legal opinion from its counsel, reasonably acceptable to the Company and its counsel, to the effect that the removal of the legend is permitted by the Securities Act and the rules and regulations of the SEC thereunder. Any fees (of Company counsel) associated with the removal of such legend shall be borne by the Company. If a legend is no longer required pursuant to the foregoing, , the Company will no later than five (5) Business Days following the delivery by a Purchaser to the Company of a legended certificate or instrument representing such Purchased Shares, Series C Shares and Conversion Shares (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer), deliver or cause to be delivered to such Purchaser a certificate or instrument (as the case may be) representing such Purchased Shares, Series C Shares and Conversion Shares that is free from all restrictive legends.

8.2 Securities Laws Disclosure. The Company shall, on or before 4:30 p.m. (New York time) on the fourth (4th) Business Day following the date hereof, issue a press release (subject to Section 10.3 hereof) disclosing the transactions contemplated hereby and file a Current Report on Form 8-K disclosing the material terms of this Agreement and the Other Transaction Documents (and attach as exhibits thereto this Agreement and the Other Transaction Documents) (the “Form 8-K”). In addition, the Company will make such other filings and notices in the manner and time required by the SEC and the NASDAQ Global Select Market.

8.3 Material Non-Public Information.

(a) The Company shall, on or before 4:30 p.m. (New York time) on the fourth (4th) Business Day following the Closing Date of the Secondary Financing, issue a press release (subject to Section 10.3 hereof) disclosing the consummation of the Secondary Financing and file a Current Report on Form 8-K disclosing the material terms of the Secondary Financing. In addition, the Company will make such other filings and notices in the manner and time required by the SEC and the NASDAQ Global Select Market.

(b) Pursuant to the Registration Rights Agreement, the Company shall file the Registration Statement (as defined in the Registration Rights Agreement) with the SEC. Until the Secondary Financing either closes or is terminated without closing, the Purchasers will be in possession of material non-public information about the Company. Following the date of closing (or termination, if applicable) of the Secondary Financing, then, as of the earlier of (i) the date the Company files its Annual Report on Form 10-K for the year ended December 31, 2011 with the SEC (or, if such 10-K is filed prior to the closing or termination of the Secondary Financing, the date the Company files its first Quarterly Report on Form 10-Q subsequent thereto), or (ii) the date that the Registration Statement is declared effective by the SEC (the “Inside Information Termination Date”), no Purchaser (unless such Purchaser or an individual designated by such Purchaser is a member of the Board of Directors or has observation rights on the Board of Directors pursuant to the Investor Rights Agreements) shall be in possession of any material, non-public information received from the Company or any of its officers, directors, employees or agents, that is not disclosed in the Registration Statement, Form 10-K for the year ended December 31, 2011 (or, if applicable, the Company’s first Quarterly Report on Form 10-Q filed following the closing or termination of the Secondary Financing) or in prior filings with the SEC.

(c) From and after the earlier of (i) the Inside Information Termination Date, or (ii) the termination of the Common Stock Purchase Agreement, except as otherwise expressly contemplated by this Agreement, for so long as no individual designated by any Purchaser is a member of the Board of Directors or has observation rights on the Board of Directors pursuant to the Investor Rights Agreements, the Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide such Purchaser with any material, nonpublic information regarding the Company or any of its Subsidiaries without the express prior written consent of such Purchaser.

(d) For so long as no individual designated by any Purchaser is a member of the Board of Directors or has observation rights on the Board of Directors pursuant to the Investor Rights Agreements, in the event such Purchaser or its Affiliates has, or believes it has, received any such material, nonpublic information regarding the Company or any of its Subsidiaries from and after the earlier of the (i) Inside Information Termination Date, or (ii) the termination of this Agreement (except such material, nonpublic information provided to such Purchaser under an express provision of this Agreement), it may provide the Company with written notice thereof and the Company shall, within two (2) Business Days of receipt of such notice, review the information and make a good faith determination whether the Company believes that the information is material and nonpublic. If the Company determines that the information is both material and nonpublic, it shall (subject to the next sentence), within four (4) business days thereafter make public disclosure of such material, nonpublic information. Notwithstanding the preceding sentence, the Company shall not be required to publicly disclose such information if the Company is prevented from making such disclosure pursuant to a confidentiality agreement or law, rule or regulation applicable to the Company. If the Company determines that the information is either not material or already public, it will inform the Purchaser of its determination and the reasons therefor. In the event of either (i) a breach of the foregoing covenant by the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents, or (ii) such Purchaser disagrees with the determination by the Company that the information is either not material or already public, in addition to any other remedy provided herein or in the Agreement, such Purchaser shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such nonpublic information as follows: the Purchaser shall submit a proposed press release or other disclosure to the Company for review and the Company shall review it promptly. If the Company has not responded within two (2) Business Days, the Purchaser’s proposed disclosure is deemed approved. The Company and the Purchaser shall negotiate in good faith the form and content of such disclosure for two (2) Business Days. If the Company and the Purchaser cannot agree on the disclosure after two (2) Business Days, the Purchaser shall have the right to make a public disclosure in the form of a press release, public advertisement or otherwise, of such information.

(e) Notwithstanding anything in this Section 8.3 to the contrary, if an individual is designated by any Purchaser to the Board of Directors either as a Director or as an observer pursuant to the Investor Rights Agreement and such individual terminates his position as a Director or observer, the Company shall not be obligated to comply with Section 8.3(d) with respect to such Purchaser (i) for a period of 180 days after the date of such individual’s resignation or (ii) until any other Director is permitted by the Company to trade such Director’s shares of Common Stock on the NASDAQ Global Select Market or other such securities market upon which the Common Stock is traded.

8.4 Reporting Status. Until (i) the date on which the Purchased Shares, Series C Shares and Conversion Shares have become eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such Purchased Shares, Series C Shares and Conversion Shares and without volume or manner-of-sale restrictions, or (ii) the date on which the Purchasers shall have sold all the Conversion Shares and none of the Series B Shares or Series C Shares are outstanding, whichever is earlier, the Company shall timely file all reports required to be filed with the SEC pursuant to the Exchange Act for the Company to be in compliance with the current public information requirement under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination.

8.5 Blue Sky Laws. The Company shall, on or before the Closing Date, take such action as the Company reasonably determines is necessary in order to obtain an exemption for or to qualify the Series B Shares for sale to each Purchaser at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to Purchaser on or prior to the Closing Date. The Company shall make all filings and reports relating to the offer and sale of the Shares required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.

8.6 Certificates of Determination. The Company shall, on or before the Closing Date, file with the California Secretary the Series B Certificate of Determination and the Series C Certificate of Determination and as long as any Series B Shares and any Series C Shares remain outstanding, such Certificates of Determination shall be in full force and effect.

8.7 Use of Proceeds. The Company will use all or substantially all of the proceeds from the sale of the Series B Shares to make a capital contribution to the Bank. In no event shall the proceeds be used for (i) the redemption or repurchase or any of its or its Subsidiaries equity securities or any dividend thereon or (ii) any other ventures or business opportunities not related to the current or contemplated business of the Company or the Bank.

8.8 Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to each holder of Purchased Shares, Series C Shares and Conversion Shares), a register for the Series B Preferred Stock and the Series C Preferred Stock (if and when issued), in which the Company shall record the name and address of the Person in whose name the Series B Preferred Stock and the Series C Preferred Stock (including the name and address of each permitted transferee) and the number of such shares held. The Company shall keep the register open and available at all times during business hours for inspection of any Purchaser or its legal representatives. In addition, upon conversion of any of the Series B Shares, the ownership of the Conversion Shares thereby acquired will be registered in the Common Stock records of the Company’s transfer agent.

8.9 Fees. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or broker’s commissions (other than for Persons engaged by any Purchaser) relating to or arising out of the transactions contemplated hereby, including, without limitation, any fees or commissions payable to the Agent. The Company shall pay, and hold each Purchaser harmless against, any liability, loss or expense (including, without limitation, reasonable attorney’s fees and out-of-pocket expenses) arising in connection with any claim relating to any such payment.

8.10 Conduct of Business. From the date hereof until the earlier of the consummation of the Secondary Financing or the termination of the Additional Series B Stock Purchase Agreement and the Common Stock Purchase Agreement in accordance with their terms, except as contemplated by this Agreement, the Additional Series B Stock Purchase Agreement or the Common Stock Purchase Agreement, the Company and the Bank shall operate their respective business in the ordinary course consistent with past practices, except as may be necessary or advisable to comply with any requirements of or restrictions imposed by any Governmental Authority.

8.11 Transfer Agent Instructions. The Company shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates or credit shares to the applicable balance accounts at DTC, registered in the name of each Purchaser or its respective nominee(s), for the Purchased Shares, Series C Shares and Conversion Shares in such amounts as specified from time to time by each Purchaser to the Company in the form of Exhibit I attached hereto (the “Irrevocable Transfer Agent Instructions”). The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 8.11, will be given by the Company to its transfer agent, and that the Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Other Transaction Documents. If a Purchaser effects a sale, assignment or transfer of the Securities in accordance with Section 8.1, the Company shall permit the transfer and shall promptly instruct its transfer agent to issue one or more certificates or credit shares to the applicable balance accounts at DTC in such name and in such denominations as specified by such Purchaser to effect such sale, transfer or assignment. In the event that such sale, assignment or transfer involves the Purchased Shares, Series C Shares and Conversion Shares sold, assigned or transferred pursuant to an effective registration statement or pursuant to Rule 144, the transfer agent shall issue such Securities to the Purchaser, assignee or transferee, as the case may be, without any restrictive legend. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to a Purchaser. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 8.11 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 8.11 that a Purchaser shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

8.12 Listing. The Company shall promptly secure the listing of all of the Registrable Securities (as defined in the Registration Rights Agreement) upon each national securities exchange and automated quotation system, if any, upon which the Common Stock is then listed (subject to official notice of issuance) and shall maintain such listing of all Registrable Securities from time to time issuable under the terms of this Agreement and the Other Transaction Documents. The Company shall maintain the Common Stock’s authorization for listing on the NASDAQ Global Select Market. Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the NASDAQ Global Select Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 8.12.

8.13 Additional Registration Statements. Until the date that is ninety (90) calendar days from the earlier of (i) the Effective Date (as defined in the Registration Rights Agreement) and (ii) the date all of the Registrable Securities (as defined in the Registration Rights Agreement) may be sold without the requirement for the Company to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, the Company will not file a registration statement under the Securities Act relating to securities that are not the Conversion Shares, except for a registration statement with respect to shares issuable pursuant to a Benefit Plan or the resale of shares issuable pursuant to the Additional Series B Stock Purchase Agreement or the Common Stock Purchase Agreement.

8.14 Variable Securities. For so long as any Purchased Shares or Series C Shares remain outstanding, the Company shall not, in any manner, issue or sell any rights, warrants or options to subscribe for or purchase Common Stock or directly or indirectly convertible into or exchangeable or exercisable for Common Stock at a price which varies or may vary with the market price of the Common Stock, including by way of one or more reset(s) to any fixed price unless the conversion, exchange or exercise price of any such security cannot be less than the then applicable Conversion Price with respect to the Conversion Shares.

8.15 Issuance of Parity Securities. At any time when at least twenty-five percent (25%) of the Series B Shares issued by the Company (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Shares) are outstanding, the Company shall not, either directly or indirectly by amendment to the Company Articles, merger, consolidation or otherwise, sell or issue any Parity Securities (or Junior Securities or instruments convertible into Parity Securities), other than Series C Shares issued as dividends on either Series B Shares or Series C Shares, that would not, under the capital adequacy guidelines of the Company’s principal federal banking regulator, increase the Company’s Tier 1 capital (as defined in those guidelines or the regulations of such bank regulator) without the written consent of Purchasers holding at least 80.0% of the then outstanding Series B Shares.

ARTICLE IX

TERMINATION

9.1 Termination. In the event that the Closing shall not have occurred with respect to a Purchaser on or before ten (10) Business Days from the date of execution of this Agreement due to the Company’s or such Purchaser’s failure to satisfy the conditions set forth in this Agreement (and the nonbreaching party’s failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party.

9.2 Effect of Termination. In the event of termination by any party hereto pursuant to Section 9.2, written notice thereof shall forthwith be given to the nonbreaching parties, and the transactions contemplated by this Agreement shall be terminated, without further action by any party. Such termination shall be without liability of any party (or any representative of such party) to the other parties to this Agreement provided that nothing herein shall relieve any party from liability for willful breach of this Agreement prior to any termination hereof.

ARTICLE X

MISCELLANEOUS

10.1 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the state of New York.

(b) Consent to Jurisdiction. Each Party irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction any state or federal court sitting in New York, New York, Borough of Manhattan, in any proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each party hereby irrevocably and unconditionally (a) agrees not to commence any such proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding, and (d) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such proceeding. Each Party hereto agrees that a final non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each Party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Applicable Law.

(c) Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this Agreement by, among other things, the waivers and certifications in this Section 10.1.

10.2 Specific Performance. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.3 Press Releases. The Company and the Purchasers shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statements without the prior consent of the other parties, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other parties (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may, upon the advice of outside counsel, be required by law or the rules or policies of the NASDAQ Global Select Market.

10.4 Notices. Any notice or other communication under this Agreement must be in writing and will be deemed given when it is delivered in person or sent by facsimile or email (with proof of receipt at the facsimile number or email address to which it is required to be sent), on the business day after the day on which it is delivered to a major nationwide delivery service for overnight delivery, or on the fifth business day after the day on which it is mailed by first class mail from within the United States, to the following addresses (or such other address as may be specified after the date of this Agreement by the party to which the notice or communication is sent):

If to the Company:

Pacific Mercantile Bancorp

949 South Coast Drive, Suite 300

Costa Mesa, California 92626

Attn. Raymond E. Dellerba

Tel: (714) 438-2500

Fax: (714) 438-1084

With a copy to:

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, CA 92660

Attn: Ben A. Frydman, Esq.

Tel: (949) 725-4150

Fax: (949) 823-5150

If to the Purchasers, to the address set forth on Exhibit A.

10.5 Entire Agreement. This Agreement, the Exhibits hereto, any matters Previously Disclosed and any documents executed by the Parties simultaneously herewith represent the entire understanding and agreement of the Parties with reference to the transactions set forth herein and supersede all prior understandings and agreements (written or oral) made by the Parties. Except as otherwise expressly provided herein, no Person other than the Parties hereto shall have any right hereunder or be entitled to the benefit of any provision hereof.

10.6 No Assignment; Successors and Assigns. No party hereto may assign any of its rights or delegate any of its duties under this Agreement, except that the Purchasers may assign any such rights (but only with all related obligations) to their respective Affiliates; provided that (a) prior to such assignment, the Company is furnished with written notice stating the name and address of such assignee, and (b) such assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement. Subject to the foregoing restriction on assignment, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties hereto.

10.7 Waiver and Amendment. Except with respect to statutory requirements, and subject to the provisions of the last sentence of this Section, any party hereto may by written instrument extend the time for the performance of any of the obligations or other acts of the other party and may waive (i) any inaccuracies of the other in the representations or warranties contained in this Agreement or in any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions to its obligations, contained in this Agreement or (iii) the performance (including performance to the satisfaction of a party or its counsel) by the other party of any of its obligations set out herein. No failure or delay on the part of either party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Except as otherwise expressly provided in this Agreement, an amendment of this Agreement or the waiver or modification of any provision of this Agreement will be effective only upon the written consent of (i) the Company, on the one hand, and (ii) Purchasers, on the other hand; provided that if Section 8.15 is deemed to confer control of the Company on any Purchaser (other than a Purchaser that is, or elects to be, a bank holding company (as such term is defined in the BHCA)), the Company and the Purchasers shall make good faith efforts to amend Section 8.15 solely as necessary to not confer control of the Company on such Purchaser.

10.8 Headings. The headings of the various sections and subsections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of or be considered in connection with the interpretation of any of the terms or provisions of this Agreement.

10.9 Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, as to such jurisdiction, such provision shall be ineffective to the extent of such invalidity, illegality or unenforceability, and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

10.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which executed counterparts, and any photocopies and facsimile copies thereof, shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signatures of parties follow on next page.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed, where applicable by their duly authorized representatives, as of the first above written.

COMPANY:	PACIFIC MERCANTILE BANCORP

	By:	/s/ Raymond E. Dellerba
		Name:	Raymond E. Dellerba
		Title:	President & CEO

	By:	/s/ Nancy A. Gray
		Name:	Nancy A. Gray
		Title:	SEVP & CFO

[Signature Page to Series B Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed, where applicable by their duly authorized representatives, as of the first above written.

PURCHASERS:

SBAV LP

By	SBAV GP LLC, its General Partner

By	/s/ George Hall
Name: George Hall
Title: Managing Member

CARPENTER COMMUNITY BANCFUND, L.P.; and CARPENTER COMMUNITY BANCFUND-A, L.P.

By:	CARPENTER FUND MANAGER GP, LLC, their General Partner

	By:	/s/ Edward J. Carpenter
Name: Edward J. Carpenter
Its: Managing Member

[Signature Page to Series B Stock Purchase Agreement]

EXHIBIT A

ALLOCATION OF SERIES B SHARES AMONG THE PURCHASERS

Series B Purchasers	Purchase Price Per Series B Share ($)	Series and Number of Series B Shares Being Purchased		Total Purchase Price
SBAV LP	$100.00	75,000	Series B-2	$7,500,000
Carpenter Community Bancfund, L.P.	$100.00	1,256	Series B-1	$125,600
Carpenter Community Bancfund –A, L.P.	$100.00	35,744	Series B-1	$3,574,400

Totals		112,000		$11,200,000

Addresses of Series B Purchasers

SBAV LP	With a copy to:
c/o Clinton Group, Inc.	Schulte Roth & Zabel LLP

9 West 57th Street, 26th Floor	919 Third Avenue
New York, NY 10019	New York, NY 10022
Attention: George Hall	Attention: Marc Weingarten
Scott Arnold	Facsimile: (212) 593-5955
Daniel Strauss
Facsimile: (212) 825-0084

Carpenter Funds	With a copy to:
5 Park Plaza, Suite 950
Irvine CA, 92614
Attention: John Flemming

A-1

EXHIBITS B-G

EXHIBIT B	Form of Series B Preferred Stock Certificate of Determination	Please see Exhibit 3.1 to the Current Report on Form 8-K filed on August 22, 2011 with the SEC.

EXHIBIT C	Form of Series C Preferred Stock Certificate of Determination	Please see Exhibit 3.2 to the Current Report on Form 8-K filed on August 22, 2011 with the SEC.

EXHIBIT D-1	Form of Investors Rights Agreement (SBAV)	Please see Exhibit 10.2 to this Current Report on Form 8-K.

EXHIBIT D-2	Form of Investors Rights Agreement (Carpenter)	Please see Exhibit 10.3 to this Current Report on Form 8-K.

EXHIBIT E	Form of Registration Rights Agreement	Please see Exhibit 10.4 to this Current Report on Form 8-K.

EXHIBIT F	Form of Common Stock Purchase Agreement	Please see Exhibit 10.6 to this Current Report on Form 8-K.

EXHIBIT G	Form of Additional Series B Preferred Stock Purchase Agreement	Please see Exhibit 10.5 to this Current Report on Form 8-K.